Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of September 29, 2015

by and among

ORBITAL ATK, INC.,
as Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as Guarantors

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIBANK, N.A.,
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
U.S. BANK, NATIONAL ASSOCIATION
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Issuing Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

U.S. BANK, NATIONAL ASSOCIATION,

as Swingline Lenders

WELLS FARGO SECURITIES, LLC,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC,
U.S. BANK, NATIONAL ASSOCIATION,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC
as Co-Syndication Agents

U.S. BANK, NATIONAL ASSOCIATION,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

SUNTRUST BANK
as Co-Documentation Agents

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Joinder Agreement
Exhibit I-1-4	-	Form of United States Tax Compliance Certificates

SCHEDULES

Schedule 1.1(A)	-	Commitments and Commitment Percentages
Schedule 1.1(B)		Unrestricted Subsidiaries
Schedule 1.2	-	Existing Letters of Credit
Schedule 7.13	-	Subsidiaries
Schedule 7.17	-	Intellectual Property; Licenses, Etc.
Schedule 7.18	-	Legal Name; State of Formation
Schedule 7.19	-	Real Property Matters
Schedule 8.15	-	Post-Closing Actions
Schedule 9.1(b)	-	Existing Liens
Schedule 9.2(d)	-	Existing Investments
Schedule 9.3(e)	-	Existing Indebtedness

v

CREDIT AGREEMENT, dated as of September 29, 2015, by and among ORBITAL ATK, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein), the lenders who are party to this Agreement and the lenders who may become party to this Agreement pursuant to the terms hereof (collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., U.S. BANK, NATIONAL ASSOCIATION and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Issuing Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION and U.S. BANK, NATIONAL ASSOCIATION, as Swingline Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1             Definitions.

The following terms when used in this Agreement shall have the meanings assigned to them below:

“Accepting Lenders” has the meaning assigned to such term in Section 5.16(a).

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of at least a majority of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Acquisition Agreement Representations” shall have the meaning assigned to such term in Section 5.13(a).

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  The terms “controlling” and “controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means Canadian Dollars, Euros, Sterling, Yen or such other currency as the Administrative Agent and the Issuing Lenders may from time to time determine.  For purposes of this definition, “Canadian Dollar” means the lawful currency of Canada, “Euro” means the single currency of the participating member states of the European Community and “Sterling” means the lawful currency of the United Kingdom.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	LIBOR Rate Loans	Base Rate Loans	Commitment Fee
I	Less than or equal to 2.50 to 1.00	1.25%	0.25%	0.20%
II	Greater than 2.50 to 1.00 but less than or equal to 3.25 to 1.00	1.50%	0.50%	0.25%
III	Greater than 3.25 to 1.00 but less than or equal to 3.75 to 1.00	1.75%	0.75%	0.30%
IV	Greater than 3.75 to 1.00	2.00%	1.00%	0.35%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended Fiscal Quarter of the Borrower (beginning with the Fiscal Quarter ending September 30, 2015); provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date, and thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2(a) for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 10.2 nor any of their other rights under this Agreement or any other Loan Document.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and SunTrust Robinson Humphrey, Inc., in their capacity as joint lead arrangers and joint bookrunners, and their respective successors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of all obligations of such Person in respect thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining Synthetic Lease Obligations in respect of such Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a Capitalized Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries for the Fiscal Years ended March 31, 2013, March 31, 2014 and March 31, 2015, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Years of the Borrower and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination, after giving effect to any borrowing contemplated as of such date, the difference between the Revolving Commitments as of such date and the Revolving Outstandings as of such date.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended modified, succeeded or replaced from time to time.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1% and if the Base Rate should be less than zero, such rate shall be deemed zero for purposes of this Agreement; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the applicable LIBOR Rate (but in any event no more frequently than on a daily basis).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Calculation Date” has the meaning assigned thereto in the definition of “Applicable Margin.”

“Capitalized Leases” means, with respect to any Person, all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, on the balance sheet of such Person (excluding any lease that would be required to be so recorded as a result of a change in GAAP after the Closing Date).

“Capital Stock Equivalents” means all securities convertible into or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Cash” means any immediately available funds in Dollars.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders, the Swingline Lenders or Revolving Lenders (as applicable), as collateral for L/C Obligations, Obligations with respect to Swingline Loans or obligations of Revolving Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, each applicable Issuing Lender or each applicable Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) each applicable Issuing Lender or each applicable Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P-1 from Moody’s or at least A-1 from S&P;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank or trust company that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) any branch of a commercial bank that is organized in a jurisdiction outside of the United States so long as such branch is a licensed “bank” under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(e)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs or mutual funds registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all the assets of which are Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition;

(f)            repurchase obligations entered into with any commercial bank or trust company meeting the criteria specified in clause (c) above, covering the securities of the type described in clauses (a) and (b) above;

(g)           tax-exempted instruments including municipal bonds, auction rate preferred stock and variable rate demand obligations with the highest short-term ratings by either Moody’s or S&P or a long-term rating of Aaa by Moody’s or AAA by S&P maturing within 360 days after the acquisition thereof; and

(h)           foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person (a) that is a Lender or an Affiliate of a Lender, (b) the Administrative Agent or an Affiliate of the Administrative Agent or (c) was a Lender or an Affiliate of a Lender at the time the applicable Cash Management Agreement was entered into, in each case, in its capacity as a party to a Cash Management Agreement.

“Change of Control” means, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)           a “change of control” in the Existing Senior Notes Indenture or in the New Senior Notes Indenture and any such term or any comparable term defined or used in, or comparable event described under, any Material Debt Documents shall have occurred in respect of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the assets pledged pursuant to the Security Documents as collateral security for the Secured Obligations.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:

(i) Consolidated Interest Charges for such period,

(ii) income tax expense for such period,

(iii) depreciation and amortization expense for such period,

(iv) non-recurring, unusual or extraordinary expenses or charges which do not represent a cash item in such period (provided that any cash payments made in any subsequent period in respect of such non-cash expenses shall be treated as cash charges in such subsequent period),

(v)         amortization or write off of deferred financing costs,

(vi)          non-cash charges related to stock-based employee compensation,

(vii)         charges associated with the mark-to-market of Hedge Agreements,

(viii)        impairment charges or write-offs with respect to goodwill and other intangible assets,

(ix)          losses due solely to fluctuations in currency values and the related tax effects,

(x)           losses from Dispositions of property outside of the ordinary course of business,

(xi)          losses attributable to disposed, discontinued or abandoned operations,

(xii)         losses attributable to early extinguishment of Indebtedness or obligations under any swap agreement or other derivative instrument, including any penalties or premiums arising out of early extinguishment or prepayment of Indebtedness,

(xiii) non-recurring transaction fees, costs and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any acquisition or other Investment, any Disposition, any casualty or condemnation event, any incurrence of Indebtedness, any issuance of Equity Interests, recapitalization or any amendments or waivers of the Loan Documents or any agreements or instruments relating to any other Indebtedness permitted hereunder, in each case, whether or not consummated, including non-recurring non-capitalized cash expenses incurred in connection with the consummation of any Acquisition or any proposed Acquisition that ultimately fails to close or is abandoned; provided that the aggregate amount of all addbacks pursuant to this clause (xiii) shall not exceed 5% of Consolidated EBITDA in any four Fiscal Quarter period before giving effect to such addbacks,

(xiv) the cost savings and synergies projected by the Borrower in good faith to be realized (calculated on a pro forma basis as if realized commencing at the beginning of the four Fiscal Quarter period for which Consolidated EBITDA is being calculated); provided that such cost savings and synergies shall be certified by the chief financial officer of the Borrower and shall (I) be directly attributable to a specific transaction, initiative or event, be factually supportable and be expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X, and shall include cost savings from head count reduction closure of facilities and similar restructuring charges and (II) relate to specific transactions, initiatives or events and be reflective of actual or reasonably anticipated for cost savings and synergies expected to be realized or achieved in the twelve months following such transaction or event; provided further that the aggregate amount of all addbacks pursuant to this clause (xiv) shall not exceed 5% of Consolidated EBITDA in any four Fiscal Quarter period before giving effect to such addbacks, and

(xv) charges, expenses, losses and lost profits for such period to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with any acquisition or Disposition permitted by this Agreement and lost profits covered by business interruption insurance, in each case, to extent that coverage has not been denied and in an amount not to exceed the lesser of (x) such amount actually reimbursed to the Borrower or any Subsidiary and (y) the amount reasonably expected by the Borrower to be reimbursed by the applicable insurance provider or indemnitor (provided that, if such charge, expense, loss or lost profit has not been reimbursed, in whole or in part, on or prior to 180 days after the last day of the Fiscal Quarter for which an addback is first taken under this clause (xv) for such charge, expense, loss or lost profit, then Consolidated EBITDA for the period next ending after such 180th day shall, to the extent such reimbursement has not been received by the end of such period, be reduced by an amount equal to the excess of the addback taken for such item or expense pursuant to this clause (xv) over the amount, if any, that has been reimbursed with respect to such item or expense on or prior to the end of such period), minus the following to the extent included in calculating such Consolidated Net Income:  (i) gains from Dispositions of property outside of the ordinary course of business, (ii) net income of all SPV Subsidiaries and Securitization Subsidiaries that has not been distributed to the Borrower or any of its other Subsidiaries and the Indebtedness of which has been excluded from Consolidated Funded Indebtedness pursuant to clause (h) of the definition of “Consolidated Funded Indebtedness,” (iii) gains due solely to fluctuations in currency values and the related tax effects, (iv) non-recurring, unusual or extraordinary gains which do not represent a cash item in such period, (v) gains or income attributable to discontinued operations, and (vi) gains attributable to early extinguishment of Indebtedness or obligations under any swap agreement or other derivative instrument.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct or contingent obligations arising under Financial Letters of Credit (other than Financial Letters of Credit that are fully cash collateralized) and bank guaranties and similar instruments (but in any event excluding surety bonds, performance bonds and banker’s acceptances) at such time, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness, (f) all obligations in respect of Disqualified Equity Interests, (g) without duplication, all Guarantees (other than Performance Guarantees) with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any Securitization Subsidiary or any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which the Borrower or a Subsidiary (other than a SPV Subsidiary or a Securitization Subsidiary), is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary (subject to customary exceptions); provided that Indebtedness under this clause (h) of SPV Subsidiaries and Securitization Subsidiaries shall be excluded from the calculation in this clause (h) only to the extent that the aggregate principal amount of such Indebtedness does not exceed $200,000,000.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (but not amortization or write-off of the costs of issuance) of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Borrower and its Subsidiaries on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent four Fiscal Quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 8.1 to (b) Consolidated Interest Charges to the extent paid in cash during such period; provided that Consolidated EBITDA and Consolidated Interest Charges for such four Fiscal Quarter period or other applicable period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding (i) all extraordinary non-cash gains and (ii) extraordinary non-cash losses).

“Consolidated Net Loss” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, the net loss of the Borrower and its Subsidiaries (excluding (i) all extraordinary non-cash gains and (ii) extraordinary non-cash losses).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness that constitutes Senior Secured Debt, as of such date less Netting Cash Equivalents of the Borrower and its Subsidiaries as of such date in an amount not to exceed $100,000,000 to (b) Consolidated EBITDA for the four Fiscal Quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 8.1; provided that Consolidated EBITDA and Consolidated Funded Indebtedness, which constitutes Senior

Secured Debt, for such four Fiscal Quarter period or other applicable period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less Netting Cash Equivalents of the Borrower and its Subsidiaries as of such date in an amount not to exceed $100,000,000 to (b) Consolidated EBITDA for the most recent four Fiscal Quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 8.1; provided that Consolidated EBITDA and Consolidated Funded Indebtedness for such four Fiscal Quarter period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing ), (b) does not mature earlier than or have a weighted average life to maturity shorter than the Refinanced Debt, (c) is not guaranteed by any Person that is not a Credit Party, (d) in the case of any secured Indebtedness, is not secured by any assets not securing the Secured Obligations and, is secured on a pari passu (or junior) priority basis and (e) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness (as reasonably determined by the Borrower) than the terms and conditions of this Agreement (when taken as a whole) are to the Term Loan Lenders (except for covenants or other provisions applicable only to periods after the Maturity Date at the time of such exchange, extension, renewal, replacement or refinancing) (it being understood and agreed that, to the extent that any financial maintenance covenant or other term or condition is added for the benefit of the lenders or investors providing any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Term Loan Lenders if such financial maintenance covenant or other term or condition is either (i) also added for the benefit of any corresponding Term Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Maturity Date at the time of such exchange, extension, renewal, replacement or refinancing).

“Credit Facilities” means, collectively, the Revolving Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency,

reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(g), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(g)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but in any event excluding (i) any casualty or condemnation events associated with any assets, or (ii) the surrender or waiver of contract rights in the ordinary course of business, and (iii) the settlement, release or surrender of tort or other litigation (or potential litigation) claims in the ordinary course of business.

“Disqualified Equity Interests” means, as to any Person, any Equity Interests of such Person or any other Person which, pursuant to the certificate of designation, or other corporate document or other agreement governing the terms thereof, such Person is obligated to purchase, redeem, retire, defease or otherwise acquire for value such Equity Interests or any warrants, rights or options to acquire such Equity Interests, except, in each case, where the consideration therefor is solely Equity Interests not constituting Disqualified Equity Interests, on or prior to the date that is 91 days after (x) the latest scheduled Maturity Date of the Term Loan Facility or (y) if later, or if the Term Loan Facility is not in effect, the scheduled Maturity Date of the Revolving Facility; the amount of the obligation to purchase, redeem, retire, defease or acquire any of the foregoing shall be with respect to (a) preferred Equity Interests, the liquidation preference or value of all shares, units or interests (including all accrued, accreted and paid in kind amounts as of any date of determination) in respect of such Disqualified Equity Interests and (b) all other Equity Interests, the aggregate amount of all such obligations in respect of such Disqualified Equity Interests as of any date of determination.

“Documentary Letter of Credit” means any Letter of Credit that is a documentary letter of credit.

“Dollar Equivalent” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount in any Alternative Currency or an amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined by the Administrative Agent or such Issuing Lender as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.10(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.10(b)(iii)).

“Environmental Action” means any claim, order, notice of violation or notice of potential liability, issued against the Borrower or any of its Subsidiaries, or any proceeding or governmental investigation, instituted with respect to Borrower or any of its Subsidiaries, under or pursuant to any Environmental Law.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of non-compliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) a determination that any Pension Plan or Multiemployer Plan is considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or a plan in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (h) the conditions for imposition of a lien (within the meaning of Section 430(k) of the Code or Section 303(k) of ERISA) are satisfied with respect to any Pension Plan.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.10 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) any Taxes imposed on or measured by such recipient’s net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by a jurisdiction as a result of such recipient being organized or having principal office or, in the case of any Lender, its applicable Lending Office in such jurisdiction (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to such U.S. federal withholding Tax pursuant to Section 5.11, (d) any withholding Tax attributable to a Lender’s failure to comply with Section 5.11(e), and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of November 1, 2013, among the Borrower, Bank of America, N.A., as administrative agent, the lenders named therein and the other parties thereto, as amended.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.2.

“Existing Senior Notes” means the 5.25% senior notes of the Borrower due 2021 in an aggregate original principal amount of $300,000,000.

“Existing Senior Notes Documents” means the Existing Senior Notes Indenture, the Existing Senior Notes and all other agreements, instruments and other documents pursuant to which the Existing Senior

Notes have been issued, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Existing Senior Notes Indenture” means the indenture dated as of November 1, 2013, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from proceeds of casualty insurance and condemnation awards (and payments in lieu thereof); provided that the proceeds of any (i) business interruption insurance, (ii) any mission success insurance policy or (iii) insurance that is for the benefit of any customer of the Borrower and its Subsidiaries shall not constitute an Extraordinary Receipt.

“Facilities” means the facilities owned, leased or operated by the Borrower or its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof and any intergovernmental agreements implementing the foregoing and any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“Federal Acquisition Regulation” means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, as amended, modified and supplemented from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means the Wells Fargo Fee Letter and the Other Fee Letters.

“Financial Letter of Credit” means any Letter of Credit that is not a Performance Letter of Credit or Documentary Letter of Credit.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 (or, in the event the Borrower does not change its fiscal year end, March 31).

“Foreign Holdco” means any Domestic Subsidiary with no material assets other than equity interests in one or more Foreign Subsidiaries that are “controlled foreign corporations” as defined in Section 957 of the Code.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by the Borrower or any Subsidiary for the benefit of employees of the Borrower or any Subsidiary employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement, and which plan is not subject to ERISA.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, county, provincial or other, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Government Contract” means any contract (as that term is defined in 48 C.F.R. § 2.101) between any Person and any Governmental Party; provided, that unless otherwise specified, all references to “Government Contract” or to “Government Contracts” shall refer to such contracts between any Credit Party and any Governmental Party.

“Governmental Party” means the United States Government (as used in 31 U.S.C. § 3727), the Government (as used in 48 C.F.R. subpart 32.8), the United States of America, the executive branch of the United States of America or any department or agency of any of the foregoing.

“Governmental Requirement” means all Laws, judgments, orders, writs, injunctions, opinions, decrees, awards, tariff requirements, franchises, permits, certificates, licenses, authorizations, interpretations and the like and any other requirements of any Governmental Authority.

“Guarantors” means, collectively, all direct and indirect wholly-owned Domestic Subsidiaries of the Borrower in existence on the Closing Date (other than (i) Orbital International LLC and (ii) any Foreign Holdco) or which becomes a party to this Agreement pursuant to Section 8.12; provided, further, notwithstanding the foregoing, that any Foreign Subsidiary of the Borrower (a “Specified Foreign Subsidiary”) shall be required to be a Guarantor hereunder to the extent such Subsidiary has entered into a Guarantee in respect of, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary has been pledged to secure, directly or indirectly, any obligations under any Indebtedness (other than the Obligations) of any Credit Party.

“Guaranty” means, the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article XIII.

“Guarantee” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guarantee is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof.  The amount of any Guarantee shall be equal to the lesser of (i) the amount of the Indebtedness so guaranteed or otherwise supported and (ii) the amount so guaranteed or otherwise supported as set forth in any Contractual Obligation evidencing such Guarantee.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person (a) that is a Lender or an Affiliate of a Lender, (b) the Administrative Agent or an Affiliate of the Administrative Agent or (c) was a Lender, the Administrative Agent, or an Affiliate of a Lender or the Administrative Agent at the time the applicable Secured Hedge Agreement was entered into, in each case in its capacity as a party to a Secured Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Increased Amount Date” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(a).

“Incremental Loan Commitments” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Loans” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           solely for purposes of any determination under Section 10.1, the Hedge Termination Value of any Hedge Agreement of such Person;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           Indebtedness of the type described in clauses (a) through (d) above and clauses (f) through (h) below (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (the amount of such Indebtedness being the lesser of (i) the principal amount of such Indebtedness and (ii) the book value of any assets subject to such Lien);

(f)            all Attributable Indebtedness of such Person;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           all Guarantees (other than Performance Guarantees) of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Individual L/C Sub-Commitment” means, as of any date of determination, as to any Issuing Lender, such Issuing Lender’s committed portion of the L/C Commitment as may be agreed upon by the applicable Issuing Lender as set forth below, the Administrative Agent and the Borrower from time to time, including in connection with any reallocation of such Issuing Lender’s committed portion of the L/C Commitment as a result of the addition of a new Issuing Lender or otherwise.  The Individual L/C Sub-Commitments of the Issuing Lenders as of the Closing Date are as follows: (i) as to U.S. Bank, National Association, $200,000,000, (ii) as to Citibank, N.A, $50,000,000, (iii) as to Bank of America, N.A., $50,000,000, (iv) as to JPMorgan Chase Bank, N.A., $50,000,000, (v) as to Wells Fargo, $25,000,000, and (vi) as to The Bank of Tokyo-Mitsubishi UFJ, Ltd., $25,000,000; provided that an Issuing Lender may, in its sole discretion, issue Letters of Credit in an amount in excess of its Individual L/C Sub-Commitment as requested by the Borrower.  In the event the L/C Commitment is reduced in accordance with the terms of this Agreement the Individual L/C Sub-Commitments of the Issuing Lenders in effect at such time shall be reduced on a pro rata basis.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Investment” means, as to any Person, any direct or indirect investment by such Person, including (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person, or (c) the purchase or other acquisition, in one transaction or a series of transactions, of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or any other Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but net of proceeds, payments and other returns thereon.

“Involuntary Disposition” means any material loss of, damage to or destruction of, or any condemnation or other taking for public use of, any material Property of the Borrower or any Subsidiary.

“IP Rights” has the meaning set forth in Section 7.17.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) each of Wells Fargo, Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., U.S. Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as issuer thereof, or any successor thereto and (ii) each other Revolving Lender or Affiliate of a Revolving Lender, or hereafter becomes an Issuing Lender with the approval of the Administrative Agent and the Borrower by such Issuing Lender agreeing to be bound by the terms hereof applicable to Issuing Lender pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and (b) with respect to the Existing Letters of Credit, each of U.S. Bank, National Association and Citibank, N.A., in its capacity as issuer thereof.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit H, executed and delivered by a newly acquired or formed wholly-owned Domestic Subsidiary in accordance with the provisions of Section 8.12.

“Joint Venture” means (a) (i) any corporation, partnership, limited liability company or other business entity (any such Person, a “Business Entity”) in which the Borrower beneficially owns at least 20% but less than a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body of such Business Entity or (ii) any Business Entity in which the Borrower beneficially owns at least 20% of the economic Equity Interests and directly or indirectly controls through one or more intermediaries at least 20% but less than a majority of the management of such Business Entity, or (b) any Subsidiary of the Borrower at least 40% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body is beneficially owned by, or the management of which is at least 40% is controlled, directly or indirectly, through one or more intermediaries, by one or more Business Entities other than the Borrower or any of its Subsidiaries engaged in substantially one or more of the businesses in which the Borrower and its Subsidiaries are engaged.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has neither been reimbursed on the date when made nor refinanced as a borrowing under the Revolving Facility.

“L/C Cash Collateral Account” means an account established pursuant to Section 3.1(c).

“L/C Commitment” means, at any time, the lesser of (a) $400,000,000 and (b) the Revolving Commitment then in effect.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means a collective reference to all the Revolving Lenders other than the Issuing Lender for such Letter of Credit.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Credit Parties, as reflected in the most recent financial statements delivered pursuant to Section 8.1) by such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” has the meaning assigned thereto in the introductory paragraph hereto.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by an Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 3.3(a).

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.  Letters of Credit may be issued in Dollars or in Alternative Currencies in accordance with Section 3.1(a).

“LIBOR” means:

(a)           for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)           for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

; provided that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letters, any Loan Modification Agreement and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that for purposes of Article X hereof, no Letter of Credit Application shall be constitute a Loan Document.

“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Credit Parties, one or more Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 5.16(a).

“Loans” means the collective reference to the Revolving Loans, the Term Loan and the Swingline Loans, and “Loan” means any of such Loans.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Change” means a material adverse change in any of (a) the financial condition, business, performance, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Security Documents, (d) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Lenders or the Issuing Lenders under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes a Material Adverse Change.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person in an amount at least equal to 10% of the consolidated revenues of the Borrower in any Fiscal Year.

“Material Debt” means any Indebtedness (other than under the Loan Documents) having an aggregate principal amount equal to or greater than $50,000,000, including the Existing Senior Notes and the New Senior Notes; provided that, except for purposes of determining the Threshold Amount (which shall include all Material Debt), Material Debt shall not include Indebtedness of the type described under Section 9.3(g) or Guarantees in respect of the foregoing.

“Material Debt Documents” means, collectively, (a) the Existing Senior Notes Documents, (b) the New Senior Notes Documents and (c) any agreements, instruments and other documents in respect of any Material Debt, as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date, (b) the date of termination of the entire Revolving Commitment by the Borrower pursuant to Section 2.5 or (c) the date of termination of the Revolving Commitment pursuant to Section 10.2(a).

“Minimum Collateral Amount” means, at any time, an amount at least equal to the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and the Swingline Lenders with respect to Swingline Loans outstanding at such time as determined by the Administrative Agent, the Issuing Lenders and the Swingline Lenders, as applicable, in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Extraordinary Receipt received by or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) all payments required to repay any Indebtedness that is secured by the asset that is the subject of such Extraordinary Receipt (other than Indebtedness under the Loan Documents), (B) the out of pocket fees, costs and other expenses incurred by the Borrower or such Subsidiary in connection with such Extraordinary Receipt and (C) income and other taxes paid or reasonably estimated to be actually payable within two years of the date of such Extraordinary Receipt as a result of any gain recognized in connection therewith.

“Netting Cash Equivalents” means all cash and Cash Equivalents, to the extent owned free and clear of all consensual Liens (other than Liens created under the Security Documents and Specified Statutory Liens, and Liens permitted pursuant to Section 9.1(x)); provided that any such cash or Cash Equivalents deposited in accounts located outside the United States shall be net of the Borrower’s reasonable estimate of any repatriation taxes or costs.

“New Senior Notes” means the 5.5% senior notes of the Borrower due 2023 in an aggregate original principal amount of $400,000,000.

“New Senior Notes Documents” means the New Senior Notes Indenture, the New Senior Notes and all other agreements, instruments and other documents pursuant to which the New Senior Notes have been issued, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“New Senior Notes Indenture” means the indenture dated as of September 29, 2015, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 12.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Notes, the Swingline Note and the Term Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capitalized Lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Fee Letters” means, collectively, each of the fee letter agreements dated July 16, 2015 between the Borrower and an Arranger other than Wells Fargo Securities, LLC.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed as a result of an assignment (other than an assignment pursuant to a request by the Borrower under Section 5.12(b)) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Documents).

“Other Term Loans” means one or more classes of Term Loans hereunder that result from a Refinancing Amendment.

“Other Term Commitments” means one or more classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Payment in Full” means all Commitments have terminated, all Obligations have been paid in full (other than contingent indemnification obligations not yet asserted) and all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized or for which other arrangements satisfactory to the applicable L/C Issuer in its sole discretion have been made).

“Participant” has the meaning assigned thereto in Section 12.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Guarantee” means any guarantee by any Person of the performance of the obligations of another Person (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind) under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing.

“Performance Letter of Credit” means any standby letter of credit that:

(a)   (x)(i) supports the performance of the obligations of another Person under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing or any warranty obligations arising out of any of the foregoing contracts and (ii) does not permit any payment or drawing thereunder for failure of the account party to make a payment in respect of indebtedness, monetary contractual obligation or other financial obligations of any kind other than to support performance or return payment where a customer has made advance payments in respect of the purchase of products, goods and services, or (y) any letter of credit substantially comparable to the foregoing;

(b)   would be considered to be a “performance standby letter of credit” pursuant to each Governmental Requirement or any other rule, regulation, examination manual or other guidelines of any Governmental Authority or other regulatory authority, central bank or comparable agency that (i) governs any reserve, special deposit or similar requirement against letters of credit, (ii) regulates the amount of capital required or expected to be maintained or funded against letters of credit or any participation obligation thereunder or (iii) determines the classification, risk weighing, reporting, or capital treatment of or with respect to letters of credit or participation obligations therein; and

(c)   the issuer thereof, or any Person having a participation obligation therein, is or would be permitted, in compliance with the matters described in clause (b) of this definition, to convert its obligation thereunder to an on balance sheet credit equivalent amount at 50% or less of the maximum amount thereof.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary; provided, however, that (i) no Default or Event of Default exists before or immediately after giving effect to such Acquisition on a Pro Forma Basis, (ii) upon giving effect to such Acquisition on a Pro Forma Basis, as of the most recently ended Fiscal Quarter of the Borrower for which an Officer’s Compliance Certificate has been delivered, the Borrower shall be in compliance with the covenants set forth in Section 9.15 at the time such Acquisition is consummated, (iii) such Acquisition is not a “hostile” Acquisition and in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) after giving effect to such Acquisition, the Borrower shall be in compliance with the requirements of Section 9.7 and (v) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least on or prior to the date on which any such purchase or other acquisition is to be consummated a certificate of a Responsible Officer certifying that all of the applicable requirements set forth in this definition of “Permitted Acquisition” have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Amendment” shall have the meaning assigned to such term in Section 5.16(c).

“Permitted Liens” means any Liens permitted under Section 9.1 hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning assigned thereto in Section 8.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, with respect to any Disposition, Restricted Payment, Investment, Acquisition or Indebtedness for which compliance on a Pro Forma Basis is expressly required hereunder, that such Disposition, Restricted Payment, Investment, Acquisition or Indebtedness, as applicable, shall be deemed to have occurred or been incurred, as applicable, as of the first day of the most recent four Fiscal Quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 8.1(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition, (i) income statement items and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period, and (b) with respect to any Acquisition or Investment, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in this Article I and (ii) Indebtedness of the Person acquired which is retired in connection with such Acquisition or Investment shall be excluded from such calculation and deemed to have been retired as of the first day of such applicable period.

“Projections” means those financial projections dated July 10, 2015 covering the Fiscal Years ending in December 31, 2015 through December 31, 2019 inclusive, to be delivered to the Lenders by the Borrower.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Securitization Transaction” means any Securitization Transaction that meets the following conditions:  (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary, (b) all sales and/or contributions of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Refinanced Debt” has the meaning assigned thereto in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Incremental Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 5.18.

“Refinancing Notes” means one or more series of pari passu, junior lien or unsecured debt securities incurred by the Borrower.

“Register” has the meaning assigned thereto in Section 12.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president of finance, treasurer or assistant treasurer of a Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, however, that no such dividend, distribution, payment or return of capital shall constitute a “Restricted Payment” to the extent made solely with the common Equity Interests of the Borrower.

“Restricted Payment Cap Amount” means at any date of determination, the sum of (a) $250,000,000 plus (b) an amount equal to 50% of Consolidated Net Income since October 7, 2010 (which, for the avoidance of doubt, shall not include the Consolidated Net Income of Orbital Sciences Corporation prior to its merger into Alliant Techsystems Inc.) plus (c) (x) 100% of the net cash proceeds from the sale or issuance by the Borrower of any of its Equity Interests since October 7, 2010 (which, for the avoidance of doubt, shall not include the net cash proceeds of the Equity Interests of Orbital Sciences Corporation prior to its merger with Alliant Techsystems Inc.) and prior to the Closing Date that was not used to make any Restricted Payments under Section 7.06(c) of the “Existing Credit Agreement” (as defined in the Existing Credit Agreement) and (y) 100% of the net cash proceeds from the sale or issuance by the Borrower of any of its Equity Interests (other than Disqualified Equity Interests) since the Closing Date minus (d) an amount equal to 100% of Consolidated Net Loss for each Fiscal Quarter of the Borrower ending after the Closing Date minus (e) the aggregate amount of Restricted Payments made pursuant to subclause (3)(B) of Section 7.06(d) of the each of the Existing Credit Agreement and the “Existing Credit Agreement” (as defined in the Existing Credit Agreement) since October 7, 2010.  The Restricted Payment Cap Amount shall be reduced by 100% of the amount of Investments made pursuant to Section

9.2(m), Restricted Payments made pursuant to Section 9.6(e) and repayments of subordinated Indebtedness made pursuant to Section 9.18(iii).

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Revaluation Date” shall mean each of the following:  (a) each date a Loan is borrowed or a Letter of Credit is issued, (b) each date there is a drawing under any Alterative Currency Letter of Credit, (c) the last Business Day of each calendar month, and (d) such additional dates as the Administrative Agent, the Issuing Lenders, the Required Lenders or the Borrower shall specify.

“Revolving Commitment” means (a) as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name under the heading “Revolving Commitment” on Schedule 1.1(A) hereto or in the Assignment and Assumption pursuant to which such Lender becomes party hereto, as applicable, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof.  The aggregate Revolving Commitment of all the Revolving Lenders on the Closing Date is $1,000,000,000.

“Revolving Commitment Percentage” means, as to any Revolving Lender at any time, the ratio of (a) the amount of the Revolving Commitment of such Revolving Lender to (b) the Revolving Commitment of all the Revolving Lenders.

“Revolving Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Lenders” means, collectively, all of the Lenders with a Revolving Commitment.

“Revolving Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing the Revolving Loans made by such Revolving Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Outstandings” means the sum of (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount thereof on such date (determined in accordance with Section 1.8) after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of the Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Scheduled Maturity Date” means September 29, 2020.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank in respect of which a notice has been given to the Administrative Agent as contemplated by Section 10.4.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Credit Party and any Hedge Bank in respect of which a notice has been given to the Administrative Agent as contemplated by Section 10.4.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (other than any Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Qualified Securitization Transactions and other activities reasonably related thereto.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements), the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to any Borrower or any Subsidiary (other than a Securitization Subsidiary) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Securitization Subsidiary that in turn sells, conveys or otherwise transfers, or grants a security interest in, such assets to a Person that is not a Subsidiary.

“Security Agreement” means the Security and Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the collective reference to the Security Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Debt” means Indebtedness that is not subordinated in right of payment to the Obligations.

“Senior Secured Debt” means Senior Debt that is secured by Liens on any property or assets of the Borrower or any of its Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is generally able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Foreign Subsidiary” has the meaning set forth in the definition of “Guarantors” in Section 1.1.

“Specified Net Cash Proceeds” has the meaning assigned thereto in Section 5.17(a).

“Specified Representations” has the meaning assigned thereto in Section 5.13(a).

“Specified Statutory Liens” means any Liens permitted under Section 9.1(c) or (d) with respect to any Collateral that, strictly by the operation of applicable statute or law, would have priority over any Liens granted to or in favor of the Administrative Agent under any Security Document.

“Spot Rate” for any Alternative Currency on any date means the rate determined by the Administrative Agent or the applicable Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV Subsidiary” means a Subsidiary of the Borrower substantially all of whose assets consist of its general partnership interest or equity interest in a joint venture.

“Subject Disposition” means any Disposition of income producing assets made in reliance on Section 9.5(i) or (l) involving sale proceeds in excess of $10,000,000.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). The term “Subsidiary” shall not include Unrestricted Subsidiaries identified as an “Unrestricted Subsidiary” on Schedule 1.1(B) or designated in compliance with Section 8.14 until re-designated as a Restricted Subsidiary in compliance therewith, except (i) as expressly contemplated hereunder and (ii) for purposes of Sections 3.9, 7.5, 7.9, 7.11, 7.12, 7.16, 7.23, 8.1(a), 8.1(b), 8.11(b) and 9.17.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means, at any time, the lesser of (a) $75,000,000 and (b) the Revolving Commitment then in effect.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lenders” means Wells Fargo and U.S. Bank, National Association, collectively in their capacity as swingline lenders hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by a Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of a Swingline Lender evidencing the Swingline Loans made by such Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease in respect of which such Person is the lessee and retains or obtains ownership of the property so leased for federal income tax purposes or (b) any so called synthetic, off balance sheet or tax retention lease or any other lease or similar arrangement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loans” means the term loans made, or to be made, to the Borrower by the Lenders pursuant to Section 4.1.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(A), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans.  The aggregate Term Loan Commitment with respect to the Term Loans of all Lenders on the Closing Date shall be $800,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment.

“Term Loan Percentage” means, as to any Term Loan Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Term Loan Lenders.

“Term Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions (including, without limitation, any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within twelve (12) months of the closing of the Credit Facilities and approved by the Administrative Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the repayment in full of the Existing Credit Agreement and all other Indebtedness (other than Indebtedness permitted pursuant to Section 9.1) on the Closing Date, (b) the initial Extensions of Credit, hereunder on the Closing Date and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower identified as an “Unrestricted Subsidiary” on Schedule 1.1(B), (ii) any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 8.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wells Fargo Fee Letter” means the fee letter agreement dated July 16, 2015 among the Borrower and Wells Fargo Securities LLC.

SECTION 1.2             Other Definitions and Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3             Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) calculations shall be made so as to exclude (without duplication of any adjustments otherwise provided in the calculation of amounts and ratios) the effect of purchase accounting adjustments associated with any Acquisition.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4             UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5             Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6             References to Agreement and Laws.

Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7             Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

SECTION 1.8             Letter of Credit Amounts.

Unless otherwise specified, including, without limitation, for the purposes of determining Revolving Outstandings and L/C Obligations pursuant to Sections 2.1, 2.2(a), 2.4(b), 3.1(a) and 5.15(c), all references herein to the amount of a Letter of Credit (other than in Sections 3.3(a) and 5.3(a)) at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9             Guarantee.

Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.10           Covenant Compliance Generally; Currency Conversion; Certain Refinancing Transactions.

For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or (b), as applicable.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections. In addition, for purposes of determining compliance of any transaction with any Article IX at any time where the applicable test depends on a measurement of consolidated total assets, unless otherwise expressly provided, compliance shall be determined on a Pro Forma Basis solely at the time that such transaction is consummated and subsequent changes in the valuation of consolidated total assets shall not alter the status of such transaction’s compliance with such test.

Any Indebtedness outstanding on the last day of a Fiscal Quarter (or any other determination date) which is to be refinanced pursuant to a refinancing permitted under this Agreement with the proceeds of previously incurred refinancing Indebtedness shall be disregarded for purposes of calculating the Consolidated Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the Consolidated Senior Secured Leverage Ratio and for purposes of Section 9.15 for up to thirty (30) days or such longer period of time approved by the Administrative Agent (but in any event not to exceed sixty (60) days); provided that (i) an irrevocable notice of redemption of such existing Indebtedness to be refinanced has been given on or prior to such date, (ii) the Administrative Agent shall be satisfied with the arrangements pursuant to which the existing Indebtedness will be discharged with the proceeds of the new Indebtedness, (iii)(A) the Administrative Agent (for benefit of the Secured Parties) will have a first priority Lien on the proceeds of the new Indebtedness prior to discharge of the existing Indebtedness and such proceeds shall be in a blocked account on terms and pursuant to documentation satisfactory to the Administrative Agent or (B) the proceeds of the new Indebtedness shall be deposited with a trustee for the benefit of the holders of the new Indebtedness or the existing Indebtedness until the payment of the existing Indebtedness, (iv) the new Indebtedness will count for all purposes of this Agreement (including the Consolidated Total Leverage Ratio, the Consolidated Senior Secured Leverage Ratio, the Consolidated Interest Coverage Ratio and for purposes of Section 9.3) after the 30 day period (or such longer time as approved by the Administrative Agent) set forth above and (v) the portion of the new Indebtedness disregarded shall not exceed the amount of the existing Indebtedness.

SECTION 1.11           Alternative Currency.

The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of any issued Letters of Credit and outstanding L/C Obligations denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

ARTICLE II

REVOLVING FACILITY

SECTION 2.1             Revolving Loans.

Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided that (a) after the Closing Date, the Revolving Outstandings shall not exceed the Revolving Commitment and (b) the principal amount of outstanding Revolving Loans from any Revolving Lender plus such Revolving Lender’s Revolving Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Revolving Lender’s Revolving Commitment.  Each Revolving Loan by a Revolving Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of Revolving Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date.

SECTION 2.2             Swingline Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, each Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date; provided that (a) after giving effect to any amount requested, the Revolving Outstandings shall not exceed the Revolving Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.  Swingline Loans may only be borrowed as Base Rate Loans.

(b)           Refunding.

(i)       Swingline Loans shall be refunded by the Revolving Lenders on demand by the applicable Swingline Lender.  Such refundings shall be made by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages and shall thereafter be reflected as Revolving Loans of the Revolving Lenders on the books and records of the Administrative Agent.  Each Revolving Lender shall fund its respective Revolving Commitment Percentage of Revolving Loans as required to repay Swingline Loans outstanding to the applicable Swingline Lender upon demand by such Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Revolving Lender’s obligation to fund its respective Revolving Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Lender’s failure to fund its Revolving Commitment Percentage of a Swingline Loan, nor shall any Revolving Lender’s Revolving Commitment Percentage be increased as a result of any such failure of any other Revolving Lender to fund its Revolving Commitment Percentage of a Swingline Loan.

(ii)      The Borrower shall pay to the applicable Swingline Lender on demand the amount of such Swingline Loans issued by such Swingline Lender to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with such Swingline Lender (up to the amount available therein) in order to immediately pay such Swingline Lender the amount of such Swingline Loans issued by such Swingline Lender to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to such Swingline Lender shall be recovered by or on behalf of the Borrower from such Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan issued by such Swingline Lender extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)     Each Revolving Lender acknowledges and agrees that its obligation to refund (whether by Revolving Loans or funding of its participation interest therein) Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI.  Further, each Revolving Lender agrees and acknowledges that if at any time the refunding of any outstanding Swingline Loans pursuant to this Section is required, the conditions set forth in Section 6.2 cannot be satisfied (including as a result of an Event of Default under Section 10.1(f) or (g)) or otherwise, each Revolving Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Revolving Lender will immediately transfer to the applicable Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof such Swingline Lender will deliver to such Revolving Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after such Swingline Lender has received from any Revolving Lender such Revolving Lender’s participating interest in a Swingline Loan, such Swingline Lender receives any payment on account thereof, such Swingline Lender will distribute to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded).

(c)           Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Section 2.2, no Swingline Lender shall be obligated to make any Swingline Loan at a time when any other

Revolving Lender is a Defaulting Lender, unless such Swingline Lender has entered into arrangements (which may include the delivery of Cash Collateral) with the Borrower or such Defaulting Lender which are satisfactory to such Swingline Lender to eliminate such Swingline Lender’s Fronting Exposure (after giving effect to Section 5.15(c)) with respect to any such Defaulting Lender.

SECTION 2.3             Procedure for Advances of Revolving Loans and Swingline Loans.

(a)           Requests for Borrowing.  The Borrower shall give the Administrative Agent (and, in the case of Swingline Loans, the applicable Swingline Lender) irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than (i) 3:00 p.m. on the same Business Day as each Swingline Loan, (ii) 12:00 noon on the same Business Day as each Revolving Loan that is a Base Rate Loan and (iii) at least three (3) Business Days before each Revolving Loan that is a LIBOR Rate Loan, of its intention to borrow Revolving Loans, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Revolving Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Loan or Swingline Loan, (D) in the case of a Revolving Loan, whether the Loan is to be a LIBOR Rate Loan or Base Rate Loan, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after 12:00 noon (or, in respect of any Swingline Loan, 3:00 p.m.) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Revolving Lenders of each Notice of Borrowing.

(b)           Disbursement of Revolving and Swingline Loans.  (i) Not later than 2:00 p.m. on the proposed borrowing date, each Revolving Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Lender’s Revolving Commitment Percentage of the Revolving Loans to be made on such borrowing date and (ii) not later than 4:00 p.m. on the proposed borrowing date, the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time, which funds shall be disbursed to the Borrower (in the case of Revolving Loans, solely to the extent all requested funds are actually received by the Administrative Agent from the Revolving Lenders, or as otherwise determined by the Administrative Agent in its sole discretion, such portion of the requested funds) promptly upon receipt by the Administrative Agent.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to this Section to the extent that any Revolving Lender has not made available to the Administrative Agent its Revolving Commitment Percentage of such Loan.  Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Lenders as provided in Section 2.2(b).

SECTION 2.4             Repayment and Prepayment of Revolving and Swingline Loans.

(a)           Repayment.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made and (ii) the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)           Mandatory Prepayments.

(i)       If at any time the Revolving Outstandings exceed the Revolving Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans until such principal amount or excess equals zero, second, to the principal amount of outstanding Revolving Loans until such principal amount or excess equals zero and third, if any excess remains after application of such repayment pursuant to clause first and second, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Lenders, in an amount equal to such remaining excess (such cash collateral to be applied in accordance with Section 10.2(b)).

(ii)      If the Administrative Agent, notifies the Borrower at any time that the Dollar Equivalent of the L/C Obligations at such time exceeds 105% (or if none of such L/C Obligations are denominated in any Alternative Currency, 100%) of the L/C Commitment then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the L/C Obligations exceeds the L/C Commitment.

(iii)     Revolving Outstandings shall also be subject to mandatory prepayment in accordance with Section 5.17.

(c)           Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 12:00 noon (i) on the same Business Day as each Revolving Loan that is a Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each Revolving Loan that is a LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of a Revolving Loan that is a LIBOR Rate Loan, Revolving Loan that is a Base Rate Loan, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender and the applicable Swingline Lender (if any).  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Revolving Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day.  Each such prepayment of Revolving Loans and/or Swingline Loans shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing or other capital raising transaction, the proceeds of which are intended to be applied to repayment of all of the Credit Facilities may, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing or other transaction is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d)           Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is, to the extent then due and payable, accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e)           Hedge Agreements.  No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement.

SECTION 2.5             Permanent Reduction of the Revolving Commitment.

(a)           Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Commitment at any time or (ii) portions of the Revolving Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Commitment shall be applied to the Revolving Commitment of each Revolving Lender according to its Revolving Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Revolving Commitment in its entirety shall be paid on the effective date of such termination.

(b)           Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Commitment as so reduced, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to such excess.  Such cash collateral shall be applied in accordance with Section 10.2(b).  Any reduction of the Revolving Commitment to zero shall be accompanied by payment of all outstanding Revolving Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Commitment and the Swingline Commitment and the Revolving Facility.  If the reduction of the Revolving Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6             Termination of Revolving Facility.

The Revolving Facility and the Revolving Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1             L/C Commitment.

(a)           Availability.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in this Article III, agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided that the Issuing Lenders shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the Dollar Equivalent of all L/C Obligations would exceed the L/C Commitment, (b) the Revolving Outstandings would exceed the Revolving Commitment, (c) the Dollar Equivalent of all L/C Obligations with respect to Letters of Credit denominated in Alternative Currencies would exceed $100,000,000, or (d) the Dollar Equivalent of all L/C Obligations with respect to Letters of Credit issued by any Issuing Lender would exceed such Issuing Lender’s Individual L/C Sub-Commitment.  Each Letter of Credit shall (i) be denominated in Dollars or an Alternative Currency in a minimum amount of $10,000 (or such lesser amount as agreed to by the applicable Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) except in accordance with Section 3.1(b), have an expiry on or before the fifth (5th) Business Day prior to the Scheduled Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lenders shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause any such Issuing Lender or any L/C Participant with respect to such Letter of Credit to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.  Each Issuing Lender may, at its option, issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Issuing Lender with the approval of the Borrower to issue such Letter of Credit; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Letter of Credit in accordance with the terms of this Agreement.

(b)           Cash Collateralization of Certain Letters of Credit.  Notwithstanding the provisions of Section 3.1(a), if requested by the Borrower, each Issuing Lender agrees to issue one or more Letters of Credit hereunder, with expiry dates that would occur after the fifth (5th) Business Day prior to the Scheduled Maturity Date, based upon the Borrower’s agreement to fully cash collateralize the L/C Obligations in accordance with Section 3.8.  If the Borrower fails to fully cash collateralize the outstanding L/C Obligations in accordance with the requirements of Section 3.8, each outstanding Letter of Credit shall automatically be deemed to be drawn in full on such date, and the Borrower shall be deemed to have requested a borrowing of a Revolving Loan in the amount deemed drawn, in accordance with the provisions set forth in Section 2.1, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Loan in the amount of such draft or, in the case of a Letter of Credit denominated in an Alternative Currency, shall constitute a Base Rate Loan in the amount equal to the Dollar Equivalent of such drawing on the date of such drawing, in each case to be funded by the Revolving Lenders (including such Issuing Lender) and in accordance with the terms of Sections 3.4 and 3.5 to reimburse such deemed drawing (with the proceeds of such Base Rate Loan being used to cash collateralize outstanding L/C Obligations pursuant to terms consistent with those set forth in Section 3.1(c)).  In the event a Base Rate Loan cannot be made due to failure to satisfy the conditions in Section 6.2 (including as a result of an Event of Default under Section 10.1(f) or (g)) or otherwise, each Revolving Lender agrees to immediately fund and pay to the applicable Issuing Lender its participation interest in respect of such deemed drawing (with the proceeds of such funded participation interest being used to cash collateralize outstanding L/C Obligations pursuant to terms consistent with those set forth in Section 3.1(c)).  Each Revolving Lender acknowledges and agrees that its obligation to fund a Revolving Loan and its participation interest in accordance with this Section to reimburse the Issuing Lenders for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.

(c)           L/C Cash Collateral Account.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all cash, deposit accounts and all balances therein and all proceeds of the foregoing as required to be deposited in furtherance of Section 3.1(b) or Section 3.8.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo; provided that upon the earlier of (x) termination of this Agreement or (y) the Maturity Date, any cash collateral relating to a Letter of Credit issued by an Issuing Lender other than

Wells Fargo shall be transferred on terms satisfactory to such Issuing Lender and the Administrative Agent to an account maintained by such Issuing Lender ( the “L/C Cash Collateral Account”).  All interest on such cash collateral shall be paid as follows:  (i) if such cash collateral is delivered to the Administrative Agent by the Borrower pursuant to any of Section 3.1(b), then such interest shall be paid to the Borrower upon the Borrower’s request; provided that such interest shall first be applied to all outstanding Obligations at such time and the balance shall be distributed to the Borrower; and (ii) if such cash collateral is delivered to the Administrative Agent by the Borrower at any time that such cash collateral is not required to be delivered under this Agreement, then such interest shall be distributed to the Borrower (provided that if at any time after such delivery of cash collateral the Borrower would have been required to deliver cash collateral pursuant to any of Section 3.1(b), the interest shall be applied as provided in clause (i) above).

(d)           Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Section 3.1, no Issuing Lender shall be obligated to issue any Letter of Credit at a time when any other Revolving Lender is a Defaulting Lender, unless the applicable Issuing Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are reasonably satisfactory to such Issuing Lender to eliminate such Issuing Lender’s Fronting Exposure (after giving effect to Section 5.15(c)) with respect to any such Defaulting Lender.

SECTION 3.2             Procedure for Issuance of Letters of Credit.

The Borrower may from time to time request that the applicable Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender (with a copy to the Administrative Agent) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Upon receipt of any Letter of Credit Application, such Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event later than two (2) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower.  Such Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and promptly notify each Revolving Lender of the issuance and upon request by any Revolving Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Revolving Lender’s participation therein.

On the fifth Business Day of each month, each Issuing Lender (other than Wells Fargo, in the event it is an Issuing Lender) shall deliver a report to the Administrative Agent identifying (i) each Letter of Credit and the type and currency of such Letter of Credit issued by it during the prior month, and (ii) with respect to each Letter of Credit issued by it that remains outstanding, (A) the face amount thereof as of the end of the prior month and the maximum potential face amount thereof, (B) the amount thereof that was drawn in the prior month, (C) the amount thereof that remains undrawn as of the last Business Day of the prior month and (D) the expiry date, including indication of auto-renewal feature, if applicable.

SECTION 3.3             Fees and Other Charges.

(a)           Letter of Credit Fees.  Subject to Section 5.15(f), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit fee (the “Letter of Credit Fee”) with respect to each Letter of Credit in the amount equal to (i) in the case of any Financial Letter of Credit or Documentary Letter of Credit, the Dollar Equivalent of the actual daily amount available to be drawn under such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Loans that are LIBOR Rate Loans (determined on a per annum basis) and (ii) in the case of any Performance Letter of Credit, the Dollar Equivalent of the actual daily amount available to be drawn under such Letter of Credit multiplied by 75% of the Applicable Margin with respect to Revolving Loans that are LIBOR Rate Loans (determined on a per annum basis).  The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lenders and the L/C Participants all fees received pursuant to this Section 3.3 in accordance with their respective Revolving Commitment Percentages.

(b)           Fronting Fee and Documentary and Processing Charges Payable to Issuing Lenders.  The Borrower shall pay directly to the applicable Issuing Lender for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Lender in the amount specified in the applicable Fee Letter or in a separate agreement to which the Borrower and such Issuing Lender (or its Affiliate) is a party, payable on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate.  Such fronting fee shall be due and payable (i) in the case of any Financial Letter of Credit or Performance Letter of Credit, on the last Business Day of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand and (ii) in the case of any Documentary Letter of Credit, on the date of issuance of any such Letter of Credit.  In addition, the Borrower shall pay directly to each Issuing lender for its own account the customary issuance, presentation, amendment and other processing fees, correspondent bank fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

SECTION 3.4             L/C Participations.

(a)           Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Commitment Percentage in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the applicable Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which the applicable Issuing Lender is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to such Issuing

Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to an Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.5             Reimbursement Obligation of the Borrower.

In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Lenders make a Revolving Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Lenders shall make a Revolving Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. In the event a Base Rate Loan cannot be made due to failure to satisfy the conditions in Section 6.2 (including as a result of an Event of Default under Section 10.1(f) or (g)) or otherwise, each Revolving Lender agrees to immediately fund and pay to the Issuing Lender its participation interest in respect of such amount of such unreimbursed draft in accordance with Section 3.4.  Each Revolving Lender acknowledges and agrees that its obligation to fund a Revolving Loan or its participation interest in accordance with this Section to reimburse the Issuing Lenders for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6             Obligations Absolute.

The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lenders or any beneficiary of a Letter of Credit or any other Person.  The Borrower and each Lender also agree that the Issuing Lenders and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by any Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower and each Lender agree that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lenders or any L/C Participant to the Borrower.  The responsibility of the Issuing Lenders to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

SECTION 3.7             Effect of Letter of Credit Application.

To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8             Actions in Respect of Letters of Credit.

(a)           Upon the date that is ten (10) Business Days prior to the Maturity Date, or at any time after the Maturity Date when the aggregate funds on deposit in the L/C Cash Collateral Accounts shall be less than the amounts required herein, the Borrower shall pay to the Administrative Agent in immediately available funds, at the Administrative Agent’s office referred to in Section 12.1, for deposit in the L/C Cash Collateral Account described in Section 3.1(c), the Dollar Equivalent of the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds the sum of (A) 105% of the sum of all outstanding L/C Obligations in respect of Letters of Credit with an expiration date beyond one year after the Scheduled Maturity Date, and (B) 100% of the sum of all other outstanding L/C Obligations; provided, however, that the obligation to provide the foregoing cash collateral hereunder may, at the option of the Borrower and as agreed to by the applicable Issuing Lender, be satisfied by providing, for the benefit of the applicable Issuing Lender, a Letter of Credit in form and substance and issued by a financial institution acceptable to such Issuing Lender; provided, further, that with respect to any outstanding L/C Obligations arising under Letters of Credit denominated in a currency other than Dollars, the funds required to be on deposit shall be denominated in such currency.

(b)           The Administrative Agent may, from time to time after funds are deposited in any L/C Cash Collateral Account, apply funds then held in such L/C Cash Collateral Account to the payment of any amounts, in accordance with the terms herein, as shall have become or shall become due and payable by the Borrower to the Issuing Lenders or Lenders in respect of the L/C Obligations.  The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.  If, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding that is partially or wholly undrawn, the Borrower may back-stop such Letter of Credit with a new letter of credit in form and substance acceptable to the applicable Issuing Lender and issued under any replacement credit facility entered into by the Borrower with a financial institution or institutions acceptable to the applicable Issuing Lender.

SECTION 3.9             Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1             Term Loan.  Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make the Term Loans to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.  Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2             Procedure for Advance of Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 12:00 noon on the Closing Date requesting that the Term Loan Lenders make the Term Loans as Base Rate Loans on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Term Loans as LIBOR Rate Loans if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Term Loans to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

SECTION 4.3             Repayment of Term Loans.  The Borrower shall repay the aggregate outstanding principal amount of the Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing December 31, 2015 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2015	December 31, 2015	$10,000,000
2016	March 31, 2016	$10,000,000
	June 30, 2016	$10,000,000
	September 30, 2016	$10,000,000
	December 31, 2016	$10,000,000
2017	March 31, 2017	$10,000,000
	June 30, 2017	$10,000,000
	September 30, 2017	$10,000,000
	December 31, 2017	$10,000,000
2018	March 31, 2018	$10,000,000
	June 30, 2018	$10,000,000
	September 30, 2018	$10,000,000
	December 31, 2018	$10,000,000
2019	March 31, 2019	$10,000,000
	June 30, 2019	$10,000,000
	September 30, 2019	$10,000,000
	December 31, 2019	$10,000,000
2020	March 31, 2020	$10,000,000
	June 30, 2020	$10,000,000
	Maturity Date	the remaining principal amount of the Term Loan

If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Maturity Date.

SECTION 4.4             Prepayments of Term Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 noon (i) on the same Business Day of such prepayment, in the case of as each Term Loan that is a Base Rate Loan and (ii) at least three (3) Business Days prior to such prepayment, in the case of each Term Loan that is a LIBOR Rate Loan, specifying the date and amount of repayment, and whether the repayment is of a Term Loan that is a LIBOR Rate Loan or a Term Loan that is a Base Rate Loan or a combination thereof, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the outstanding principal installments of the Term Loans in such manner as directed by the Borrower.  Each optional prepayment of Term Loans shall, to the extent due and payable at such time, be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.

Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing or other capital raising transaction, the proceeds of which are intended to be applied to repayment of all of the Term Loan Facility may , if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing or other transaction is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b)           Mandatory Prepayments.  Term Loans shall be subject to mandatory prepayment in accordance with Section 5.17.

(c)           No Reborrowings.  Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1             Interest.

(a)           Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement), (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin and (iii) Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3, 4.2 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months; provided that:

(i)                the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)               if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)              any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)              no Interest Period shall extend beyond the Scheduled Maturity Date; and

(v)               there shall be no more than ten (10) Interest Periods in effect at any time.

(c)           Default Rate.  Subject to Section 10.3, immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (f) or (g), (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to such LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)           Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2015; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2             Notice and Manner of Conversion or Continuation of Loans.

The Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline

Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans; provided, however, that during the existence of an Event of Default, the Required Lenders may require that no loans be converted or continued as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3             Fees.

(a)           Commitment Fee.  Commencing on the Closing Date, subject to Section 5.15(f), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Commitment (in the case of Letters of Credit, calculated based on the Dollar Equivalent of the actual daily amount available to be drawn thereunder) of the Revolving Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2015 and ending on the Maturity Date.  Such Commitment Fee shall be distributed by the Administrative Agent to the Revolving Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Lenders’ respective Revolving Commitment Percentages.

(b)           Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4             Manner of Payment.

(a)           Sharing of Payments.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to any Swingline Lender shall be made in like manner, but for the account of the applicable Swingline Lender.  Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11, 5.16 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)           Defaulting Lenders.  Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(b).

SECTION 5.5             Evidence of Indebtedness.

(a)           Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note, Swingline Note and/or Term Note, as applicable, which shall evidence such Lender’s Revolving Loans and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.  Promptly following the termination of this Agreement, each Lender shall use commercially reasonable efforts to return to the Borrower each Revolving Note, Swingline Note and/or Term Note issued to it (and, in the event such Lender is not able to return such note, if requested by the Borrower, such Lender shall execute a customary lost note affidavit).

(b)           Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6             Adjustments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)               the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) the application of cash collateral provided for in Section 5.15, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply) or (D) any payment obtained by a Lender in connection with the termination of its Commitment pursuant to Section 5.16.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise in accordance with Section 12.4 against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7             Obligations of Lenders.

(a)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)           Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8             Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate Availability.  In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended (it being understood that the Lenders shall still be obligated to fund Base Rate Loans, but the Base Rate shall be determined without regard to clause (c) thereof), and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is determined without regard to clause (c) of the definition of “Base Rate” as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is determined without regard to clause (c) of the definition of “Base Rate” as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate Availability.  If, after the date hereof, any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, solely with respect to Loans made by such Lender (i) the obligation of such Lender to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR shall be suspended (it being understood that the Lenders shall still be obligated to fund Base Rate Loans, but the Base Rate shall be determined without regard to clause (c) thereof), and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate

Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if such Lender may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

SECTION 5.9             Indemnity.

The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained, but in any event excluding lost profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10           Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)                impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii)               subject any Lender or any Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of Taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 5.11 and any Excluded Taxes); or

(iii)              impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital or Liquidity Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or any Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error; provided, however, that notwithstanding anything to the contrary in this Section 5.10, in the case of any Change of Law described in clauses (x) or (y) of definition of “Change in Law”, it shall be a condition to a Lender’s exercise of its rights, if any, under this Section 5.10 that such Lender shall generally be exercising similar rights with respect to other similarly situated borrowers under similar agreements to the extent contractually permitted to do so and allowed to do so under Applicable Law.  The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any Credit Party, the Administrative Agent or any other applicable withholding agent shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.11) each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Credit Parties.  The Credit Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.11) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  In addition, the Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent or Lender (or its beneficial owners) as a result of any failure of any Credit Party to pay any Taxes required under Applicable Law to be paid, deducted or withheld by such Credit Party when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (d), documentation evidencing the payment of Taxes.

(d)           Evidence of Payments.  As soon as practicable and in any event within thirty (30) days after any payment of any Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Each Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 5.11(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 5.11(e).

Without limiting the generality of the foregoing,

(i)                Each U.S. Lender shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement, two duly completed copies of IRS Form W-9 certifying that such U.S. Lender is exempt from U.S. federal backup withholding.

(ii)               Each Foreign Lender shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, two copies of whichever of the following is applicable:

(A)          duly completed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)          duly completed copies of IRS Form W-8ECI (or any successor forms);

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate (such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms);

(D)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 5.11(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partner(s)); or

(E)           duly completed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 5.11(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party pursuant to this Section 5.11 (including additional amounts paid by the Borrower pursuant to this Section 5.11), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 5.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over pursuant to this Section 5.11 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.11(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.11(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 5.11(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Credit Party or any other Person.

(g)           Indemnification of the Administrative Agent.  Each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and any and all related losses, claims, liabilities and expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (g). The agreements in paragraph (g) shall survive the payment in full of the Obligations and the termination of the Commitments, resignation and/or replacement of the Administrative Agent and any assignment or rights by, or replacement of, any Lender.

(h)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.11 shall survive the payment in full of the Obligations and the termination of the Commitments, resignation or replacement of the Administrative Agent and any assignment or rights by, or replacement of, any Lender.

(i)            Lender.  For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.11, include any Issuing Lender and any Swingline Lenders.

SECTION 5.12           Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requires that it not fund or maintain any LIBOR Rate Loans pursuant to Section 5.8(b), requests compensation under Section 5.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would permit the funding and maintenance of LIBOR Rate Loans, or eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requires that it not fund or maintain any LIBOR Rate Loans pursuant to Section 5.8(b), requests compensation under Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)               in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)              such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13           Incremental Loans.

(a)           At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(i)                one or more incremental term loan commitments (any such incremental term loan commitment, which may be part of an existing tranche, an “Incremental Term Loan Commitment”) to make an incremental term loan (any such incremental term loan, an “Incremental Term Loan”); or

(ii)               one or more increases in the Revolving Commitments (an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make incremental revolving credit loans (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loan, the “Incremental Loans”);

provided that (1) the total aggregate amount for all such Incremental Loan Commitments from and after the Closing Date shall not (as of any date of incurrence thereof) exceed an amount equal to the greater of (x) $750,000,000 and (y) an amount that would not cause the Consolidated Senior Secured Leverage Ratio to exceed 2.50:1.00 for the Fiscal Quarter most recently ended for which an Officer’s Compliance Certificate has been delivered and calculated on a Pro Forma Basis after giving effect to any such incurrence of Incremental Loans and the use of proceeds thereof (and assuming for purposes of such calculation that in the case of an Incremental Revolving Credit Increase, such Incremental Revolving Credit Increase is fully drawn and not netting cash proceeds of such Incremental Loans) and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1).  Each such notice shall specify the date on which the Borrower proposes that any Incremental Loan Commitment shall be effective and the Incremental Loans thereunder are incurred (each, an “Increased Amount Date”), which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent.  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent and the Issuing Lenders, to provide an Incremental Loan Commitment (each, an “Incremental Lender”).  Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.  The Borrower’s ability to request an Incremental Loan Commitment shall not be affected by an election the Borrower may have otherwise made under Section 2.5 to voluntarily reduce a portion of the Revolving Commitments.  Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)          no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment or (2) the making of any Incremental Loans pursuant thereto; provided that in the case of an Incremental Term Loan incurred to finance an Acquisition that otherwise satisfies the requirements of the definition of “Permitted Acquisition” (other than clause (i) thereof), (x) no Default or Event of Default shall exist at the time of entry into the acquisition agreement and (y) no Event of Default under Section 10.1(a), (f) or (g) shall exist on the Increased Amount Date;

(B)          the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided that in the case of an Incremental Term Loan incurred to finance an Acquisition that otherwise satisfies the requirements of the definition of “Permitted Acquisition” (other than clause (i) thereof) (x) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the time of entry into the acquisition agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) on the Increased Amount Date, the Specified Representations and the Acquisition Agreement Representations (as applied to the target of the acquisition to which such Incremental Term Loans relate (conformed as reasonably necessary or appropriate for such acquisition) and only to the extent that the failure of such Acquisition Agreement Representations would result in a failure of a condition precedent to the obligation of the Borrower or any Subsidiary to consummate such acquisition shall be true and correct in all material respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.  For purposes hereof (x) the “Acquisition Agreement Representations” means the representations and warranties with respect to the target of such acquisition and its subsidiaries made in the related acquisition agreement that are material to the interests of the Lenders, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate obligations under the acquisition agreement as a result of a breach thereof, or the accuracy thereof is a condition to the obligations of the Borrower or its applicable Subsidiary to consummate the acquisition and (y) the “Specified Representations” means those representations and warranties made in Sections 7.1(a), 7.1(b)(ii), 7.2, 7.4, 7.14, 7.20 (with respect to only the Loan Documents delivered on such Increased Amount Date and the collateral-related deliveries and actions made or taken on the Increased Amount Date), 7.22 and 7.23;

(C)          the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Acquisitions and Restricted Payments);

(D)          each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis or, in the case of Incremental Term Loans, may be on a lesser basis;

(E)           (1) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x)           subject to clauses (y) and (z) below, the terms and documentation in respect thereof not substantially consistent (taken as a whole) with the terms of the Term Loan Facility, or to the extent more favorable (taken as a whole) to the Incremental Lenders than those applicable to the Term Loan Facility, in each case, as reasonably determined by the Borrower, shall be reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower;

(y)           the interest rate, Applicable Margin, pricing grid, if applicable, and prepayment provisions for such Incremental Term Loan and any upfront fees or other economic terms shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date;

(z)           such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter average life to maturity than the then remaining average life to maturity of the then latest maturing Term Loans or a scheduled maturity date earlier than the Maturity Date; and

(2)           in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x)           any upfront fees shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date;

(y)           the outstanding Revolving Loans and Revolving Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Commitment Percentages (and the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(z)           all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Facility;

(F)           (1) any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Lenders under the Revolving Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Loans made hereunder; and (2) any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and each Incremental Term Loan may, to the extent so provided in the applicable Lender Joinder Agreement, receive proceeds of prepayments on the same basis as Loans outstanding as of the applicable Increased Amount Date (which prepayments may be shared on a pro rata basis or lesser than (but not greater than) a pro rata basis among such outstanding Loans and the Incremental Term Loans on the basis of the outstanding aggregate principal amount thereof);

(G)          such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and

(H)          the Borrower shall deliver or cause to be delivered such customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan) as may be reasonably requested by Administrative Agent in connection with any such transaction.

(b)           The Incremental Lenders shall be included in any determination of the Required Lenders and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c)           (i) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(ii)               On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 5.14           Cash Collateral.

At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender or any Swingline Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lenders with respect to such Defaulting Lender (determined after giving effect to Section 5.15(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders (including the Swingline Lenders), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lenders and the Swingline Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender or any Swingline Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, each Issuing Lender and each Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.  It is understood and agreed that the Cash Collateral referenced in this Section 5.14 is separate from any cash collateral delivered and maintained pursuant to Section 3.1(c).

SECTION 5.15           Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.2.

(b)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 5.15(c).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentage (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the

Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(e)           Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 5.15(c) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the applicable Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize such Swingline Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(f)            Certain Fees.  For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Commitment Fee pursuant to Section 5.3 (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any Letter of Credit Fees pursuant to Section 3.3(a) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral pursuant to Section 5.14.  With respect to any Letter of Credit Fee pursuant to Section 3.3(a) not required to be paid to any Defaulting Lender pursuant to this Section 5.15(f), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 5.15(c) above, (y) pay to each Issuing Lender and each Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(g)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lenders and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 5.15(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 5.16           Permitted Amendments Related to an Extension.

(a)           The Borrower may, by written notice to the Administrative Agent from time to time during the term of this Agreement, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make a Permitted Amendment pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which the Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Notwithstanding anything to the contrary in Section 12.2, the Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and the Permitted Amendment shall become effective only with respect to the Term Loans and Revolving Commitments of the Accepting Lenders.  In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate the Term Loans and/or the aggregate Revolving Commitments of one or more of the Lenders that are not Accepting Lenders, and in connection therewith shall repay in full all outstanding Term Loans and Revolving Loans, and accrued but unpaid interest and fees (along with any amount owing pursuant to Section 5.9), at such time owing to such terminated Lender, with such termination taking effect, and any related repayment being made, upon the effectiveness of the Permitted Amendment.  Additionally, to the extent the Borrower has terminated the Revolving Commitments of such Lenders (and subject to any consents required by Section 12.10), the Borrower may request any other Lender or any Affiliate of a Lender, Approved Fund or other financial institution to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Revolving Commitments terminated and/or Term Loans prepaid pursuant to the preceding sentence.  Upon the effectiveness of the Permitted Amendment and any termination of any Lender’s Revolving Commitments (and any related repayment of Revolving Loans and unpaid interest and fees) pursuant to this section and any related commitment of any other Lender or any Affiliate of a Lender, Approved Fund or other financial institution (in each case, subject to the consents required by Section 12.10) with respect to such terminated Revolving Commitments, subject to the payment of applicable amounts pursuant to Section 5.9 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Revolving Loans, and the Lenders shall make such adjustments of outstanding Revolving Loans between and among them, as shall be necessary to effect the reallocation of the Revolving Commitments such that, after giving effect thereto, the Revolving Loans shall be held by the Lenders (including any Lender or any Affiliate of a Lender, Approved Fund or other financial institution that agrees to an additional commitment as set forth above (in each case, subject to any consents required by Section 12.10) as the new Lenders) ratably in accordance with their Revolving Commitments.

(b)           The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendment and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Revolving Commitments and Term Loans of the Accepting Lenders, including any amendments necessary to treat the applicable Revolving Commitments and/or Term Loans of the

Accepting Lenders as a new “Class” of term loans and/or revolving commitments hereunder.  Notwithstanding the foregoing, the Permitted Amendment shall not become effective unless the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.

(c)           “Permitted Amendment” means any or all of the following: (i) an extension of the Scheduled Maturity Date and/or reduction or delay of amortization payments applicable solely to the Revolving Commitments and/or Term Loans, as applicable, of the Accepting Lenders, (ii) an increase in the interest rate with respect to the Revolving Commitments and/or Term Loans of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom; provided that (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Lenders shall be made on a pro rata basis as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Revolving Lenders, (B) the L/C Commitment and Swingline Commitment may not be extended without the prior written consent of each Issuing Lender or each Swingline Lender, as applicable, and only to the extent the L/C Commitment or Swingline Commitment so extended does not exceed the aggregate Revolving Commitments extended pursuant to clause (i) above, (C) payments of principal and interest on the Revolving Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 5.4(a) and payments of principal and interest on the Term Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 5.4(a), except that notwithstanding Section 5.4(a), the Term Loans, Revolving Loans and Revolving Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Maturity Date, without any pro rata reduction of the revolving commitments and/or repayment of loans of Accepting Lenders with a different Maturity Date, and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendment; provided it is agreed that the Permitted Amendments shall not amend any terms or add any terms (other than with respect to pricing and fees as set forth in clauses (ii) and (iii) above) that would, prior to the termination or expiration of the Revolving Commitments or prepayment in full of the Term Loans, as applicable, of the Lenders that are not Accepting Lenders, be more favorable to such Accepting Lenders than the terms of the Agreement applicable to the Lenders that are not Accepting Lenders.

(d)           This Section 5.16 shall supersede any provision in Section 12.2 to the contrary.  Notwithstanding any reallocation into extending and non-extending “Classes” in connection with the Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari passu in right of payment.

SECTION 5.17           Mandatory Prepayments of Loans.

(a)           Upon receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts aggregating any amount in excess of $5,000,000 in relation to one or a series of related events in respect of its property or assets (a “Prepayment Event”), the Borrower shall, at such time as the aggregate Net Cash Proceeds of Prepayment Events occurring after the Closing Date exceeds $50,000,000, prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within three (3) Business Days after the date of receipt thereof by the Borrower or such Domestic Subsidiary subject to the provisions of Section 5.17(d); provided that so long as no Default or Event of Default shall have occurred and be continuing, if the Borrower intends to reinvest the Net Cash Proceeds thereof in capital assets used or useful in its business which may (but are not required to) be a replacement, restoration or repair of the assets or property in respect of which the Extraordinary Receipt was received, the Net Cash Proceeds thereof may be reinvested so long as within 12 months after the receipt of such Net Cash Proceeds such reinvestment shall have begun and so long as such reinvestment has not been terminated, abandoned or unreasonably delayed, and is substantially completed within 24 months after the date of receipt of such Net Cash Proceeds (provided that if the relevant project is not substantially completed within 24 months after such date of receipt, the Borrower shall have up to an additional 12 months to complete such project so long as it certifies in a written notice to the Administrative Agent delivered prior to the expiration of such 24-month period that it reasonably expects completion to occur within such additional 12-month period and attaching a budget and schedule for the remaining portion of the construction that evidences the same); provided further that, with respect to any Prepayment Event involving Extraordinary Receipts in an aggregate amount in excess of $50,000,000, by not later than the next following date on which an Officer’s Compliance Certificate is required to be delivered pursuant to Section 8.2(a) after the Borrower consummates such restoration, repair or replacement or purchase with respect to all or the last remaining portion of such Extraordinary Receipts, it shall deliver a certificate (or include a certification in the Officer’s Compliance Certificate) of a Responsible Officer to the Administrative Agent certifying that all such Net Cash Proceeds have been reinvested in accordance with the proviso of this Section 5.17(a) and, as a result, no mandatory prepayments are required under this Section 5.17(a); provided, further, that any Net Cash Proceeds not so reinvested at the end of such period shall be immediately applied to the prepayment of the Term Loans as set forth in clause (b) of this Section 5.17, and, following the payment in full of the Term Loans, to the Revolving Facility as set forth in clause (c) of this Section 5.17.  To the extent that any or all of the Net Cash Proceeds of any Extraordinary Receipts that are required to be applied to prepayments pursuant to this Section 5.17 are received by a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 5.17 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds that would otherwise be required to be applied to prepayments pursuant to this Section 5.17 is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 5.17.

(b)           Each prepayment of Term Loans pursuant to this Section 5.17 shall be applied:  (x) first, in direct order of maturities, to the principal repayment installments of Term Loans due within the eight Fiscal Quarters following such prepayment, and second, on a pro rata basis to the remaining principal repayment installments of Term Loans, and unless otherwise provided herein, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in the outstanding Term Loans; and (y) thereafter, to the Revolving Facility in the manner set forth in Section 5.17(c).

(c)           Prepayments of the Revolving Facility made pursuant to this Section 5.17(a), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Swingline Loans outstanding at such time until all such Swingline Loans are paid in full, and, third, shall be applied to prepay Revolving Loans outstanding at such time until all such Revolving Loans are paid in full; and, in the case of prepayments of the Revolving

Facility required pursuant to this Section 5.17, the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time, may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit, which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable Issuing Lender or the Revolving Lenders, as applicable.

(d)           Notwithstanding the provisions of Section 5.17(a), if any mandatory prepayments under Section 5.17(a) would result in the Borrower incurring any obligation (as determined in the reasonable judgment of the Borrower) under Section 5.9 as a result of any such mandatory prepayment of LIBOR Rate Loans prior to the last day of an Interest Period, so long as no Event of Default has occurred and is continuing, the Borrower may defer the making of such mandatory prepayment until the earlier of (A) the last day of such Interest Period and (B) the date thirty days after the date on which such mandatory prepayment would otherwise have been required to be made.

SECTION 5.18           Refinancing Amendments.

(a)           At any time after the Closing Date, the Borrower may obtain, from any Term Loan Lender or any Incremental Lender providing Incremental Term Loans, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then-outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans) in the form of (x) Other Term Loans or Other Term Commitments or (y) Refinancing Notes, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (ii) will have a maturity date that is not prior to the maturity date of the Term Loans being refinanced, and (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans.  Each class of Credit Agreement Refinancing Indebtedness incurred under this Section 5.18 shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Commitments and/or Refinancing Notes).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(b)           Notwithstanding anything to the contrary, this Section 5.18 shall supersede any provisions in Section 5.4, Section 5.6, Section 5.7, Section 10.4 or Section 12.2 to the contrary

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1             Conditions to Closing and Initial Extensions of Credit.

The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement, a Revolving Note in favor of each Revolver Lender requesting a Revolving Note, a Swingline Note in favor of each Swingline Lender (if requested thereby), a Term Note in favor of each Term Loan Lender requesting a Term Note and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)           Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since March 31, 2015, no material adverse condition or material adverse change has occurred, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower and its Subsidiaries, taken as a whole; and (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2 (it being understood that such Responsible Officer is making no certification or representation as to any condition in Section 6.1 or Section 6.2, the satisfaction of which is subject to the Administrative Agent’s discretion).

(ii)           Certificate of Secretary of Each Credit Party.  A certificate of a Secretary or a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (as applicable) of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation (as applicable), (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)          Certificates of Good Standing.  (A) Short form certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization, (B) short form certificates (or other evidence reasonably acceptable to the Administrative Agent) as of a recent date of the good standing of each Credit Party under the laws of each jurisdiction (other than its jurisdiction of organization) where such Credit Party is qualified to do business and failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (C) to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv)          Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c)           Personal Property Collateral.

(i)                Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are required by the Security Documents to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii)               Pledged Collateral.  The Administrative Agent shall have received (A) an original of each of stock certificate or other certificate evidencing the Equity Interests required to be delivered pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) an original of each promissory note required to be delivered pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii)              Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)              Hazard and Liability Insurance.  The Administrative Agent shall have received evidence of property hazard, business interruption and liability insurance required to be maintained pursuant to Section 8.7(a) (with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance in accordance with Section 8.7(b)), and if requested by the Administrative Agent, copies of such insurance policies.

(d)           Consents; Defaults.

(i)                Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)               No Injunction, Etc.  No action, suit, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed in any court or before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages (i) in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to have a Material Adverse Effect.

(e)           Financial Matters.

(i)                Financial Statements.  The Administrative Agent shall have received (A) the Audited Financial Statements and (B) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2015 and July 5, 2015 and the related unaudited interim statements of income and retained earnings for the three-month periods ended on such dates.

(ii)               Financial Projections.  The Administrative Agent shall have received pro forma consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of the Credit Facilities, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iii)              Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, certifying that as of the Closing Date, after giving effect to the Transactions, the Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

(iv)              Payment at Closing.  The Borrower shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)            Miscellaneous.

(i)                Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Sections 2.3(a) and 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Revolving Loans or Swingline Loans made on or after the Closing Date are to be disbursed.

(ii)               Existing Indebtedness.  The Existing Credit Agreement and all other existing Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness permitted pursuant to Section 9.3) shall be repaid in full and terminated and all collateral security therefor (including all mortgages and deeds of trust, if any) shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.  Any existing Indebtedness permitted pursuant to Section 9.3 shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

(iii)              The issuance of New Senior Notes shall occur prior to or substantially concurrently with the initial Extension of Credit under this Agreement.

(iv)              PATRIOT Act.  The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information reasonably requested in writing by them at least ten Business Days prior to the Closing Date in order to allow the Lenders to comply with the PATRIOT Act.

(v)               Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 6.2             Conditions to All Extensions of Credit.

The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in Article VII shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loans or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)           Notices.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1             Existence, Qualification and Power.

Each of the Borrower and its Subsidiaries (a) is a corporation, partnership or limited liability company, as applicable, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.2             Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not:  (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the Federal Reserve Board).

SECTION 7.3             Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect (ii) filings to perfect the Liens created by the Security Documents and (iii) filings with the United States Securities and Exchange Commission pursuant to applicable Requirements of Law.

SECTION 7.4             Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Credit Party that is party hereto and thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Credit Party that is party hereto and thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principals relating to enforceability.

SECTION 7.5             Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements:  (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           From March 31, 2015 to and including the Closing Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)           The financial statements delivered pursuant to Sections 8.1(a), (b) and (c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 8.1(a), (b) and (c)) and present fairly (in the case of the financial statements delivered pursuant to Section 8.1(a), on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated and, in the case of consolidating annual financial statements delivered pursuant to Section 8.1(c), consolidating, financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(e)           Since March 31, 2015 there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 7.6             Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purports to affect the legality, validity or enforceability of any

Loan Document or the consummation of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

SECTION 7.7             No Default.

(a)           Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)           No Default or Event of Default has occurred and is continuing.

SECTION 7.8             Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

SECTION 7.9             Environmental Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any Environmental Laws.

(b)           None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws.

(c)           Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance or Environmental Liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Credit Party have knowledge that any such notice will be received or is being threatened.

(d)           Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders of Governmental Authorities, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f)            There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws.

SECTION 7.10           Insurance.

The properties of the Borrower and its Subsidiaries are insured or reinsured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 7.11           Taxes.

The Borrower and its Subsidiaries have filed all federal, state and other material Tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including in their capacity as withholding agent), except those which are not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There is no current or proposed Tax assessment against the Borrower or any Subsidiary that would, if made, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.12           ERISA Compliance.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Credit Party and each ERISA Affiliate have made all statutorily required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)           Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and each Foreign Plan, any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

SECTION 7.13                                 Subsidiaries.

Set forth on Schedule 7.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) the number of shares of each class of Equity Interests outstanding and (ii) the number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary.  The outstanding Equity Interests of each Subsidiary is validly issued, fully paid and, in the case of each Subsidiary that is a corporation, non-assessable and, except as set forth on Schedule 7.13 or in connection with a Disposition of a Subsidiary permitted hereunder, is not subject to any outstanding options, warrants, rights of conversion or purchase or any other similar rights with respect thereto.

SECTION 7.14                                 Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 9.1 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 10.1(e) will be margin stock.

(b)                                 None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or is controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 7.15                                 Disclosure.

No report, financial statement, certificate or other information furnished in writing (other than information of a general economic or industry nature) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken together with all other information furnished, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information (including the Projections), the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that the projected financial information is not to be viewed as facts or guaranties of future performance, that actual results may vary materially from the projected financial information and that the Credit Parties make no representation that the projected financial information will in fact be realized).

SECTION 7.16                                 Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.17                                 Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, software, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.  Set forth on Schedule 7.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Credit Party or that any Credit Party has the right to use as of the Closing Date.  No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Credit Party know of any such claim.  Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Responsible Officers of the Credit Parties, the operation of their respective businesses, and the use of any IP Rights, by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person.  As of the Closing Date, none of the material IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any of the Credit Parties is subject to any exclusive licensing agreement or similar arrangement except as set forth on Schedule 7.17.

SECTION 7.18                                 Legal Name; State of Formation.

(a)                                 The exact legal name and state of formation of each Credit Party is as set forth on the signature pages to this Agreement (or any Joinder Agreement, as applicable, or as indicated pursuant to Section 9.12).

(b)                                 Except as set forth on Schedule 7.18, no Credit Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other similar change in structure.

SECTION 7.19                                 Real Property Matters.

(a)                                 Set forth on Schedule 7.19 is a complete and accurate list of all material Real Property of each Credit Party and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

(b)                                 All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)                                  None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.20                                 Effectiveness of Security Interests in the Collateral.

The Security Documents, when executed and delivered by all parties thereto, create valid security interests in, and Liens on, the Collateral purported to be covered thereby.

SECTION 7.21                                 Labor Matters.

Except as could not reasonably be expected to have a Material Adverse Effect, there are no strikes, walkouts, work stoppages or other labor difficulties against the Borrower or any Subsidiary pending, or to the knowledge of the Borrower, threatened.

SECTION 7.22                                 Solvency.

Both before and after giving effect to the Loans and L/C Obligations to be made or extended on the date as Loans and L/C Obligations requested hereunder are made or extended, (b) the disbursement of proceeds of such Loans pursuant to the instructions of the Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, taken as whole, are Solvent.

SECTION 7.23                                 Anti-Corruption Laws and Sanctions.

None of (a) the Borrower, any Subsidiary or any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations , the Borrower will, and will cause each of its Subsidiaries to:

SECTION 8.1                                        Financial Statements.

Deliver to the Administrative Agent:

(a)                                 as soon as available, but in any event by the earlier of the date ninety (90) days after the end of each Fiscal Year of the Borrower and the date the Borrower is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, except for any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement occurring within one year from the time such report is delivered;

(b)                                 as soon as available, but in any event by the earlier of the date forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year of the Borrower and the date the Borrower is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date) for such Fiscal Quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  at any time there are any Unrestricted Subsidiaries, with each set of consolidated financial statements referred to in Sections 8.1(a) and (b) above, (i) the related combined financial statements of the Unrestricted Subsidiaries (provided that such consolidating annual financial statements need not be audited) accompanied by the certification of a Responsible Officer of the Borrower certifying that such financial information presents fairly, in all material respects in accordance with GAAP, the financial position and result of operations of all Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries as of such date or confirmation that there has been no change in such information since the date of the last such list; provided, however, that no information pursuant to this clause (c) shall be required if the total amount of assets of all Unrestricted Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 8.1(a) and (b) above, determined on a consolidated basis in accordance with GAAP, in the aggregate account for less than 10.0% of Consolidated EBITDA for the four Fiscal Quarter period then ended.

SECTION 8.2                                        Certificates; Other Information.

Deliver to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and (b), a duly completed Officer’s Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)                                 [reserved];

(c)                                  [reserved];

(d)                                 [reserved];

(e)                                  promptly after receiving (i) any written notice of any Environmental Action against any Credit Party or its Subsidiaries, or (ii) obtaining knowledge of any non-compliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that, in each case, could reasonably be expected to have a Material Adverse Effect, copies of such notice or a description of such non-compliance;

(f)                                   promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request to the extent the confidentiality of such information is not required by (i) Requirement of Law, (ii) a contractual obligation to which the Borrower or any of its Subsidiaries is bound or (iii) the maintenance of attorney-client privilege with respect to communications protected by such privilege; and

(g)                                  upon request by the Administrative Agent (such request not to be made more than once in any calendar quarter) within thirty (30) days of such request, a certificate of a Responsible Officer of the Borrower listing (i) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made with the United States Copyright Office or the United States Patent and Trademark Office since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) or (ii) all issuances of registrations from existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) by the United States Copyright Office or the United States Patent and Trademark Office received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date)

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(d) may be delivered electronically in accordance with Section 12.1(b); provided that in the case of Section 8.2(d), the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  At any time after the making of an Incremental Term Loan pursuant to Section 5.13 or upon notice by the Administrative Agent to the Borrower that any Lender is a Public Lender, the Borrower hereby agrees that (1) it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders, (2) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (3) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11), (4) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (5) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 8.3                                        Notices.

(a)                                 Default.  Promptly (and in any event within five Business Days) after a Responsible Officer of a Credit Party obtains knowledge thereof, notify the Administrative Agent of the occurrence of any Default or Event of Default.

(b)                                 Changes in Accounting.  Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices (other than changes made in accordance with the requirements of GAAP) by the Borrower or any Subsidiary.

(c)                                  Extraordinary Receipts.  Promptly (and in any event within five Business Days) notify the Administrative Agent of the receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory repayment pursuant to Section 5.17(a).

Each notice pursuant to Section 8.3(a) or (b) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 8.4                                        Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its Taxes (federal, state, local and any other Taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such Taxes, obligations and liabilities, except (i) when the amount or validity of any such Taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and adequate reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties or (ii) the failure to so pay or discharge could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.5                                        Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.4 or 9.5;

(b)                                 preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 9.4 or 9.5 and (ii) as could not reasonably be expected to have a Material Adverse Effect;

(c)                                  maintain all rights, privileges, permits, licenses and franchises necessary or desirable (in the Borrower’s commercially reasonable judgment) in the normal conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d)                                 preserve, maintain or renew all of its material registered and applied for patents, copyrights, trademarks, trade names and service marks, and use commercially reasonable efforts to protect the secrecy of its material trade secrets, in each case, to the extent used in and necessary to its business, except where the failure to do so could not reasonably be expected to be materially adverse to the business of the Borrower and its Subsidiaries, taken as a whole.

SECTION 8.6                                        Maintenance of Properties.

(a)                                 Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted;

(b)                                 make all necessary repairs thereto and renewals and replacements thereof as appropriate in the exercise of its commercially reasonable judgment; and

(c)                                  use the standard of care typical in the industry in the operation and maintenance of its facilities.

SECTION 8.7                                        Maintenance of Insurance.

(a)                                 Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) or reinsurance with financially sound and reputable insurance companies not Affiliates of the Borrower (other than insurance provided through a captive insurance subsidiary, which shall be subject to reasonable and prudent re-insurance in light of the capitalization of such subsidiary), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that if any insurance company with which the Borrower maintains any such insurance fails to meet the foregoing criteria subsequent to the Borrower obtaining such insurance, the Borrower will within thirty (30) days after obtaining knowledge thereof obtain such insurance from one or more insurance companies that meet the foregoing criteria.

(b)                                 Cause all such insurance relating to the Borrower or any Subsidiary (other than any mission success insurance policy or portion thereof obtained by the Borrower or any of its Subsidiaries on behalf of a customer as to which only such customer is named loss payee) to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation or material reduction in coverage (where such cancellation or reduction is effected by the insurance provider, at the initiative of such insurance provider) shall be effective until after thirty (30) days’ (ten (10) days in connection with the non-payment of premiums) written notice thereof to the Administrative Agent.

SECTION 8.8                                        Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.9                                        Books and Records.

(a)                                 Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and

(b)                                 maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10                                 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing, the Borrower shall not be obligated to pay expenses incurred by the Administrative Agent or any Lender in connection with such visit or inspection and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice (other than such notice as may be required to comply with the Borrower’s security policies).  Notwithstanding the foregoing, neither the Borrower nor any Subsidiary shall be required to disclose (a) any materials subject to a confidentiality obligation binding upon the Borrower or such Subsidiary to the extent such disclosure would violate such obligations or (b) any communications protected by attorney-client privilege the disclosure or inspection of which would waive such privilege.

SECTION 8.11                                 Use of Proceeds.

(a)                                 Use the proceeds of (a) the Revolving Loans to finance working capital, capital expenditures and other general corporate purposes (including refinancing certain existing Indebtedness, Acquisitions and Restricted Payments) and (b) the Term Loans to finance the Transactions and for working capital and general corporate purposes (including refinancing certain existing Indebtedness, Acquisitions and Restricted Payments).

(b)                                 Not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.12                                 Subsidiaries.

(a)                                 Within forty-five (45) days after the acquisition or formation of any Subsidiary, notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(b)                                 Within forty-five (45) days after (x) the formation or acquisition of any Domestic Subsidiary (other than a Foreign Holdco), Specified Foreign Subsidiary or applicable Property by the Borrower or any Restricted Subsidiary after the Closing Date or (y) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (to the extent such Restricted Subsidiary is also a Domestic Subsidiary or a Specified Foreign Subsidiary), do each of the following, in each case only to the extent necessary to comply with Section 9.17, unless otherwise agreed by the Administrative Agent:

(i)                               deliver to the Administrative Agent a duly executed Joinder Agreement whereby such Subsidiary shall join as a party to the Guaranty and the Security Documents, substantially in the form of Exhibit H or, with respect to such Specified Foreign Subsidiary, such other documents, agreements and instruments necessary for it to provide a guarantee of the Secured Obligations and pledge substantially all of its assets, as may be requested by the Administrative Agent; provided, however, in no event shall any Unrestricted Subsidiary be required to guaranty the payment of the Obligations;

(ii)                            to the extent consistent with the Collateral scope and perfection requirements of the Security Agreement, deliver to the Administrative Agent all certificates, instruments and other documents representing all Equity Interests required to be pledged pursuant to the Security Agreement, promissory notes required to be pledged pursuant to the Security Documents and all other Capital Stock Equivalent and instruments evidencing Indebtedness being pledged pursuant to the Security Agreement, together with the following items to the extent required under the Security Agreement:  (A) in the case of certificated Equity Interests and Capital Stock Equivalents, undated stock powers endorsed in blank and (B) in the case of promissory notes and other certificated instruments evidencing Indebtedness, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Credit Party or such Subsidiary thereof, as the case may be;

(iii)                         to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (i) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (i) above in a manner consistent with the requirements of the Security Agreement or, with respect to such Specified Foreign Subsidiary, in a manner consistent with applicable law, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent;

(iv)                        if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; and

(v)                           deliver to the Lenders all documentation and other information reasonably requested by them in order to allow the Lenders to comply with the PATRIOT Act.

SECTION 8.13                                 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

SECTION 8.14                                 Designation of Subsidiaries.

In addition to each Subsidiary identified as an “Unrestricted Subsidiary” on Schedule 1.1(B), the board of directors of the Borrower (or any committee thereof or Responsible Officer of the Borrower designated by the board of directors of the Borrower) may at any time on or after the Closing Date designate any Subsidiary (other than a Guarantor) as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:  (a) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; (b) each Subsidiary to be designated an Unrestricted Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to any indebtedness pursuant to which the lender thereof has recourse to any of the assets of Borrower or any Restricted Subsidiary; (c) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 9.15; (d) no Subsidiary may be designated as an Unrestricted Subsidiary if the Subsidiary to be so designated (directly, or indirectly through its Subsidiaries) owns any Equity Interests of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary; and (e) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted” subsidiary for purposes of any subordinated indebtedness or New Senior Notes.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of the Borrower’s or such relevant Restricted Subsidiary’s (as applicable) investment therein, as determined in good faith by such Borrower or such relevant Restricted Subsidiary, and the Investment resulting from such designation must otherwise be in compliance with Section 9.2.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of a Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 8.15                                 Post-Closing Actions.

Each of the Loan Parties agrees that it will complete each of the actions described on Schedule 8.15 as soon as commercially reasonable and by no later than the date set forth in Schedule 8.15 with respect to such action or such later date as the Administrative Agent may reasonably agree.  To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified in Schedule 8.15, such delivery may be made or such action may be taken at any time prior to that specified in Schedule 8.15.  To the extent any representation and warranty would not be true or any provision of any covenant would be breached because the actions required by this Section 8.15 are not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct with respect to such action, or the respective covenant complied with, only at the time the respective action is taken (or was required to be taken) in accordance with this Section 8.15.

SECTION 8.16                                 Compliance with Anti-Corruption Laws and Sanctions.

The Borrower will maintain in effect and enforce policies and procedures reasonably designed to confirm compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE IX

NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

SECTION 9.1                                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)                                 Liens created pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 9.1(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (ii) the amount of the obligations secured thereby is not increased except, in respect of Indebtedness, if permitted by Section 9.3(e), (iii) no additional Credit Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.3(e);

(c)                                  Liens for Taxes, assessments or governmental charges which are not yet due or which have become due but are not yet delinquent, or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   Liens arising under contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), construction bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including cash deposits constituting security therefor;

(g)                                  easements, rights-of-way, zoning, encroachments, protrusions and similar restrictions and other similar encumbrances or title defects which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h) or securing appeal or other surety bonds related to such judgments;

(i)                                     Liens securing Indebtedness permitted under Section 9.3(g); provided that (i) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and products thereof, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date such Indebtedness is incurred and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (except for accessions to such assets); provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)                                    Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on any Property acquired, in each case, in connection with any Acquisition permitted hereunder; provided that such Liens were not created in contemplation of such Acquisition and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and the obligations secured thereby are permitted under Section 9.3(i);

(k)                                 (i) Liens created by any Credit Party in favor of any other Credit Party and (ii) Liens created by any Subsidiary that is not a Credit Party in favor of the Borrower or any other Subsidiary;

(l)                                     (i) precautionary Uniform Commercial Code filings by lessors under Operating Leases covering solely the property subject to such leases and (ii) Uniform Commercial Code filings in respect of Liens permitted under this Section 9.1;

(m)                             Liens on equipment, inventory and goods, including supplies, materials and work in process, created in the ordinary course of business in favor of a Governmental Party by operation of Parts 32 and 45 of the Federal Acquisition Regulation, all implementing contract provisions at Part 52, and any corresponding provisions in any applicable agency Federal Acquisition Regulation Supplement in connection with the performance by the Borrower and its Subsidiaries under a Government Contract (and not arising out of a default under such Government Contract);

(n)                                 other Liens securing obligations outstanding in an aggregate amount not to exceed $100,000,000;

(o)                                 Liens on any proceeds of any assets subject to a Lien permitted by the other clauses of this Section 9.1 to the extent the documents governing such Liens expressly provide therefor or such Liens arise as a matter of law;

(p)                                 Liens (i) arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and (ii) of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(q)                                 Liens on assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Subsidiary (or of another Foreign Subsidiary) that are permitted to be incurred under this Agreement;

(r)                                    Liens on accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets of a Securitization Subsidiary incurred in connection with a Qualified Securitization Transaction;

(s)                                   Liens on the Collateral securing Credit Agreement Refinancing Indebtedness permitted under Section 9.3(m);

(t)                                    deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any Acquisition), (ii) indemnification obligations relating to any Disposition permitted by this Agreement; (iii) reimbursement obligations of the Borrower and its Subsidiaries under letters of credit or (iv) hedging obligation in accordance with regulatory clearing and/or exchange requirements applicable to non-speculative hedging transactions, in each case entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(u)                                 Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC (or equivalent in foreign jurisdictions) in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(v)                                 Liens on work in progress and associated property of the Borrower or its Subsidiaries under any contract with a customer, including labor, services, materials, data, documentation, records, equipment, inventory, general intangibles, intellectual property, computer programs, documents, goods and proceeds of the foregoing; provided that unless otherwise approved by the Administrative Agent, in each case such Liens shall extend only to (x) work in progress and associated property to be furnished or transferred to the customer pursuant to such contract, (y) rights under subcontracts and general intangibles entered into by the Borrower or its Subsidiaries in connection with the performance of such contract and (z) proceeds of any of the foregoing.

SECTION 9.2                                        Investments.

Make or hold any Investments, except:

(a)                                 Investments held by the Borrower or a Subsidiary in the form of cash or Cash Equivalents; provided that any Subsidiary serving as a captive insurance subsidiary may also hold any other reasonable Investments in the ordinary course of its operations;

(b)                                 (i) Investments of the Borrower in any Guarantor, (ii) Investments of any Guarantor in the Borrower or another Guarantor, (iii) Investments by Subsidiaries that are not Credit Parties in the Borrower or any other Subsidiary and (iv) Investments by any Credit Party in any Subsidiary that is not a Guarantor; provided that Investments under this clause (b)(iv) shall not at any time exceed $100,000,000 in the aggregate less an amount equal to the aggregate fair market value of any Guarantors that have been merged into any Subsidiaries that are not Guarantors pursuant to the proviso to Section 9.4(a)(ii) (with such fair market value to be determined at the time of the applicable merger);

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary or desirable, in the reasonable business judgment of the Borrower, in order to prevent or limit loss;

(d)                                 Investments existing on the date hereof and, to the extent involving an amount individually in excess of $2,500,000, set forth on Schedule 9.2(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 9.2;

(e)                                  Investments in Hedge Agreements in the ordinary course of business not prohibited under Section 9.16; and

(f)                                   Investments by Credit Parties consisting of Permitted Acquisitions; provided that each applicable Credit Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 8.12 to the extent required thereby; provided further that the aggregate amount of cash or property provided by Credit Parties to make any such purchase or acquisition that is attributable to assets that are not purchased or acquired (or do not become owned) by a Credit Party or in Equity Interests in Persons that do not become Credit Parties within the time periods permitted by Section 8.12 shall not exceed $150,000,000;

(g)                                  Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 9.2 in an aggregate amount not to exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries (determined as of the end of the prior Fiscal Year); provided that, with respect to each Investment made pursuant to this Section 9.2(g):

(A)                   Investments under this Section 9.2(g) shall be permitted only if, after giving pro forma effect thereto, the Credit Parties would be in compliance with Sections 9.7 and 9.17, within the time periods permitted pursuant by Sections 8.12 and 9.17;

(B)                   any determination of the amount of such Investment shall include all cash consideration and non-cash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment;

(C)                   immediately before and immediately after giving pro forma effect to any such Investment, no Default or Event of Default shall have occurred and be continuing; provided that pro forma compliance with respect to Section 9.15 shall be computed for the Fiscal Quarter most recently ended for which an Officer’s Compliance Certificate has been delivered;

(h)                                 Investments by the Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan, including any Pension Plan or Multiemployer Plan;

(i)                                     Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(j)                                    Investments (i) constituting non-cash consideration received in a Disposition permitted pursuant to Section 9.5 or (ii) resulting from pledges and deposits referred to Section 9.1;

(k)                                 Investments constituting loans or advances to employees in the ordinary course of business in accordance with past practices of the Borrower and its Subsidiaries, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time;

(l)                                     Investments to the extent funded with amounts permitted to be applied to Restricted Payments pursuant to Section 9.6(d) or (f) (subject to the applicable conditions set forth therein and giving pro forma effect to such Investment in lieu of such Restricted Payments referenced therein and with any Investment funded in reliance on this Section 9.2(l) with reference to Restricted Payments under Section 9.6(d) reducing the amounts available for Restricted Payments under such Section 9.6(d) on a dollar-for-dollar basis);

(m)                             Investments to the extent funded with amounts permitted to be applied to Restricted Payments pursuant to Section 9.6(e) (subject to the applicable conditions set forth therein and giving pro forma effect to such Investment in lieu of such Restricted Payments referenced therein and with any Investment funded in reliance on this Section 9.2(m) reducing the Restricted Payment Cap Amount on a dollar-for-dollar basis); and

(n)                                 Investments by the Borrower and its Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 9.3                                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness of the Borrower under the Existing Senior Notes and the New Senior Notes and guarantees thereof by the Guarantors and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)                                  so long as no Default is continuing or would result therefrom, Indebtedness of any Credit Party that (i) is subordinated in right of payment to the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent, (ii) has a scheduled maturity no earlier than the date that is 91 days after the latest scheduled maturity of any Credit Facility, (iii) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary provisions for offers to purchase upon a change of control or an asset sale, (iv) has covenants and defaults not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those contained in this Agreement or the New Senior Notes Indenture, in either case, as reasonably determined by the Borrower, or, if requested by the Borrower, otherwise reasonably acceptable to the Administrative Agent (it being understood that the Administrative Agent may, but shall not be obligated to, seek the consent of the Required Lenders prior to making such determination) and (v) which may be guaranteed by the Credit Parties on the same subordination terms as in clause (i) above; provided that if such Indebtedness is to be in the form of subordinated Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary conversion and voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) cash at (A) the election of the Borrower or (B) at the election of the holders thereof not earlier than a date that is 91 days after the latest scheduled maturity of any Facility;

(d)                                 so long as (i) no Default is continuing or would result therefrom, and (ii) after giving effect to the incurrence thereof on a Pro Forma Basis, the Borrower would have been in compliance with the covenants set forth in Section 9.15, in each case for the Fiscal Quarter most recently ended for which an Officer’s Compliance Certificate has been delivered, unsecured Indebtedness of any Credit Party (which may be guaranteed by the Guarantors) that (A) has a scheduled maturity no earlier than the date that is 91 days after the latest scheduled maturity of any Credit Facility, (B) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary offers to purchase upon a change of control or an asset sale, and (C) has covenants and defaults not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those contained in this Agreement or the New Senior Notes Indenture, as reasonably determined by the Borrower, or if requested by the Borrower, otherwise reasonably acceptable to the Administrative Agent (it being understood that the Administrative Agent may, but shall not be obligated to, seek the consent of the Required Lenders prior to making such determination); provided that if such Indebtedness is to be in the form of Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) cash at (A) the election of the Borrower or (B) at the election of the holders thereof not earlier than a date that is 91 days after the latest scheduled maturity of any Facility;

(e)                                  Indebtedness outstanding on the date hereof and listed on Schedule 9.3(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), covenants and events of default in the documentation governing any such extending, refunding or refinancing Indebtedness shall not be materially less favorable, taken as a whole, to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced, in each case, as reasonably determined by the Borrower, or if requested by the Borrower, otherwise reasonably acceptable to the Administrative Agent (it being understood that the Administrative Agent may, but shall not be obligated to, seek the consent of the Required Lenders prior to making such determination);

(f)                                   (i) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary, and (ii) intercompany Indebtedness among the Borrower and its Subsidiaries and Guarantees by the Borrower and its Subsidiaries of other Persons that are not Subsidiaries, in each of clauses (i) and (ii), so long as such Guarantee or intercompany Indebtedness is an Investment permitted under Section 9.2;

(g)                                  Indebtedness in respect of Capitalized Leases, Synthetic Leases, purchase money obligations for fixed or capital assets acquired, constructed or improved within the limitations set forth in Section 9.1(i) and Indebtedness consisting of mortgage financing with respect to any Real Property owned by any Credit Party (with recourse limited to such owned Real Property (subject to customary non-recourse carveouts)); provided, however, that the aggregate principal amount of all such Indebtedness pursuant to this clause (g) at any one time outstanding shall not exceed $150,000,000;

(h)                                 obligations in respect of surety bonds, construction bonds, performance bonds, bank guaranties, bankers acceptances and similar instruments (excluding letters of credit) incurred in the ordinary course of business;

(i)                                     Indebtedness assumed in connection with or resulting from an Acquisition permitted under Section 9.2; provided that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such Acquisition and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $150,000,000 (in the aggregate for the Borrower and all Subsidiaries); provided further that such Indebtedness is not at any time secured by assets of the Borrower and its Subsidiaries other than as permitted pursuant to Section 9.1(j);

(j)                                    obligations of Securitization Subsidiaries under or in respect of Qualified Securitization Transactions in an aggregate amount outstanding at any time not to exceed $200,000,000;

(k)                                 Indebtedness not otherwise permitted by this Section 9.3 in an aggregate principal amount outstanding at any time not to exceed $150,000,000;

(l)                                     Indebtedness in respect of letters of credit (other than Letters of Credit issued under the Revolving Facility) in an aggregate principal amount outstanding at any time not to exceed $15,000,000; and

(m)                             Credit Agreement Refinancing Indebtedness.

SECTION 9.4                                        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Guarantor is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person (or the surviving Person shall become a Guarantor promptly upon the consummation of such merger) unless at the time of such merger an Investment in an amount equal to the fair market value of the applicable Guarantor would be permitted to be made under Section 9.2(b)(iv);

(b)                                 any Credit Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Credit Party;

(c)                                  any Subsidiary which is not a Credit Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Credit Party or (ii) to a Credit Party (including, for the avoidance of doubt, as a result of a Disposition which is in the nature of a liquidation); and

(d)                                 in connection with any Acquisition permitted under Section 9.2(f), Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the case of a merger involving the Borrower, the Borrower shall be the continuing or surviving Person.

SECTION 9.5                                        Dispositions.

Make any Disposition, except:

(a)                                 Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property which the Borrower in good faith determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b)                                 Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)                                  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such Disposition are, within 365 days after such Disposition, applied to the purchase price of such replacement property or other long-term assets used or useful in the business of Borrower and its Subsidiaries;

(d)                                 Dispositions of property by (x) the Borrower to any Guarantor and (y) any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that for Dispositions described in clause (y) above, if the transferor of such property is a Guarantor, (i) the transferee thereof must either be the Borrower or a Guarantor and (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 9.2;

(e)                                  Dispositions (i) permitted by Section 9.4 ,(ii) constituting the grant of any Lien permitted by Section 9.1, (iii) constituting an Investment permitted by Section 9.2 or (iv) constituting a Restricted Payment permitted by Section 9.6;

(f)                                   Dispositions of cash or cash equivalents and (ii) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(g)                                  Non-exclusive licenses of IP Rights (i) in the ordinary course of business, and (ii) in favor of a Governmental Party in respect of IP Rights developed during the performance of a Government Contract with such Governmental Party to the extent that such license was (A) required by the Federal Acquisition Regulation or (B) contemplated by the Federal Acquisition Regulation and included in such Government Contract if the Borrower determines that such license was necessary or advisable in order to procure such Government Contract;

(h)                                 concurrently with the acquisition of any fixed or capital assets, the sale and leaseback thereof so long as such lease is an Operating Lease and such acquisition, sale and leaseback transaction was entered into in order to obtain favorable governmental pricing of such assets;

(i)                                     Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 9.5; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (i) during the term of this Agreement shall not exceed 15% of the consolidated total assets of the Borrower in any one Fiscal Year and 20% of the consolidated total assets of the Borrower in the aggregate since the Closing Date (in each case, determined as of the date of the most recently delivered financial statements pursuant to Section 8.1) and (iii) the price for such asset shall be paid to the Borrower or such Subsidiary for at least 75% cash consideration;

(j)                                    any Disposition of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Securitization Subsidiary in connection with any Qualified Securitization Transaction;

(k)                                 any Disposition constituting a sale-leaseback transaction to the extent that the Attributable Indebtedness and associated Liens are permitted pursuant to Sections 9.1(i), 9.1(n) and 9.3(g); and

(l)                                     any other Dispositions not otherwise permitted pursuant to this Section 9.5 so long as the aggregate fair market value (as reasonably determined by the Borrower) of all property disposed of in reliance on this clause (l) shall not exceed $5,000,000 in any Fiscal Year;

provided, however, that (x) any Disposition of Equity Interests in a wholly-owned Subsidiary pursuant to Section 9.5(i) resulting in a Joint Venture shall only be permitted to the extent that the fair market value of the remaining Equity Interests in such Joint Venture is an Investment permitted under Section 9.2(g) (other than any Guarantor as of the Closing Date, which shall not be so disposed), and (y) any Disposition of assets to another Person pursuant to Section 9.5(i) the consideration for which are Equity Interests or other interests of another Person resulting in a Joint Venture, shall only be permitted to the extent the fair market value of such assets would constitute an Investment permitted under Section 9.2(g); provided, further, that no assets shall be Disposed of under Section 9.5(i) in connection with an asset securitization transaction (including any Securitization Transaction).

SECTION 9.6                                        Restricted Payments.

Make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 (i) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, or otherwise as provided pursuant to the constituent documents governing such non-wholly-owned Subsidiary) and (ii) Borrower or any Subsidiary may acquire Equity Interests in any non-wholly owned Subsidiary from the other holders of such Equity Interest to the extent such purchase constitutes an Investment permitted pursuant to Section 9.2;

(b)                                 each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person not constituting Disqualified Equity Interests;

(c)                                  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)                                 the Credit Parties may make Restricted Payments in an amount not to exceed $70,000,000 in any Fiscal Year, so long as (i) there shall exist no Default or Event of Default before or after giving effect to such Restricted Payments and (ii) after giving pro forma effect to such Restricted Payments, the Borrower would have been in compliance with the covenants set forth in Section 9.15, in each case for the Fiscal Quarter most recently ended for which an Officer’s Compliance Certificate has been delivered;

(e)                                  the Credit Parties may make Restricted Payments in an amount not to exceed the Restricted Payment Cap Amount so long as (i) after giving pro forma effect to such Restricted Payments, (x) the Borrower would have been in compliance with the covenants set forth in Section 9.15, in each case for the Fiscal Quarter most recently ended for which an Officer’s Compliance Certificate has been delivered and (y) the Borrower and its Subsidiaries shall have a minimum of $100,000,000 of any combination of Netting Cash Equivalents and/or availability under the Revolving Facility, (ii) there shall exist no Default or Event of Default before or after giving effect to such Restricted Payment and (iii) the Material Debt Documents then outstanding would permit such Restricted Payment;

(f)                                   the Credit Parties may make Restricted Payments in an unlimited amount so long as (i) after giving pro forma effect to such Restricted Payments, (x) as of the most recently ended Fiscal Quarter of the Borrower for which an Officer’s Compliance Certificate has been delivered, the Consolidated Senior Secured Leverage Ratio is less than 2.50 to 1.00 and (y) the Borrower and its Subsidiaries shall have a minimum of $100,000,000 of any combination Netting Cash Equivalents and/or availability under the Revolving Facility, (ii) there shall exist no Default or Event of Default before or after giving effect to such Restricted Payment and (iii) the Material Debt Documents then outstanding would permit such Restricted Payment;

(g)                                  the Borrower may repurchase Capital Stock of the Borrower issued to employees and directors of the Borrower in an amount necessary to satisfy such individual’s income tax withholding obligations relating to the vesting of any restricted stock grants that have been approved by the Borrower’s Board of Directors or the appropriate committee thereof; and

(h)                                 the Credit Parties may repurchase Equity Interests of the Borrower issued to employees, directors or managers upon the death, disability or termination of employment of such person or pursuant to the terms of any subscription, stockholder or other agreement or plan approved by the Borrower’s board of directors in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.

SECTION 9.7                                        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably similar, incidental or complementary thereto and reasonable extensions thereof.

SECTION 9.8                                        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Parties, (b) Restricted Payments permitted to be made pursuant to Section 9.6, (c) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors or the compensation committee of the board of directors of the Borrower or such Subsidiary, (d) the grant of stock options or similar rights to employees and directors of the Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Borrower, (e) Investments permitted pursuant to Section 9.2, (f) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Borrower and its Subsidiaries who are not employees of the Borrower or its Subsidiaries and (g) sales of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment or related assets to a Securitization Subsidiary in connection with or any Qualified Securitization Transaction.

SECTION 9.9                                        Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or to make Investments in the Borrower or any Guarantor, (b) of any Subsidiary to act as a Loan Party pursuant to the Loan Documents, or (c) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for (1) any agreement in effect on the date hereof or at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (2) any other agreement or instrument entered into after the Closing Date; provided that the encumbrances or restrictions in any such other agreement or instrument are no more restrictive in any material respect than those contained in this Agreement, the Existing Senior Notes Indenture or the New Senior Notes Indenture, (3) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) non-assignability provisions in contracts, leases and licenses entered into in the ordinary course of business, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.5 pending the consummation of such sale, (6) software and other intellectual property licenses pursuant to which the

Borrower or such is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable licenses), (7) agreements relating to Indebtedness of any Foreign Subsidiary (in which case any such prohibition or limitation shall relate only to such Foreign Subsidiary and its assets), (8) provisions contained in joint venture agreements or similar agreements entered into in the ordinary course of business and applicable to such joint venture , its assets and any equity interests therein, and (9) restrictions contained in any agreement in respect of which the effectiveness of the relevant restrictions are conditioned upon the Repayment in Full of the Obligations.

SECTION 9.10                                 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 9.11                                 [Reserved].

SECTION 9.12                                 Organization Documents; Fiscal Year; Accounting Changes; Legal Name, State of Formation and Form of Entity; Chief Executive Office.

(a)                                 Amend any of its Organization Documents in a manner that materially adversely affects the rights of the Administrative Agent or the Lenders under the Loan Documents on their ability to enforce the same.

(b)                                 Make any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (ii) its Fiscal Year unless, in the case of this clause (ii), it shall have provided not less than 30 days prior written notice to the Administrative Agent.  For clarity, it is understood that, as of the date of this Agreement, the Borrower’s Fiscal Year is co-terminus with the calendar year.

(c)                                  Unless otherwise approved by the Administrative Agent in writing, without providing thirty (30) days prior written notice to the Administrative Agent, change the name, organizational identification number, state of formation or form of organization of any Credit Party.

SECTION 9.13                                 [Reserved].

SECTION 9.14                                 [Reserved].

SECTION 9.15                                 Financial Covenants.

(a)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter of the Borrower to be less than 3.00:1.00.

(b)                                 Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio on the last day of any Fiscal Quarter to be greater than 4.00:1.00.

SECTION 9.16                                 Speculative Transactions.

Engage, or permit any of its Subsidiaries to engage, in any transaction involving Hedge Agreements, including commodity options or futures contracts, which are speculative in nature and not in the ordinary course of business.

SECTION 9.17                                 Credit Parties Consolidated Assets.

Notwithstanding anything herein to the contrary, permit the Borrower and the Guarantors collectively at any time to own less than 75% of the consolidated total assets of the Borrower and its Subsidiaries (including, in this case, any Unrestricted Subsidiaries) as of the end of any fiscal quarter, determined on each date that financial statements are delivered pursuant to Section 8.1, including as the result of any Disposition or Investment; provided, however, that in the event the requirements of this Section 9.17 are not satisfied as of any such date of determination, the Borrower shall be deemed to be in compliance with this Section 9.17 so long as the actions described in Section 8.12 are taken within 15 days after the occurrence of such determination, and, as a result, the Borrower and the Guarantors collectively own not less than 75% of the consolidated total assets of the Borrower and its Subsidiaries (including, in this case, any Unrestricted Subsidiaries).

SECTION 9.18                                 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except (i) the refinancing of subordinated Indebtedness with other Indebtedness to the extent the incurrence of such Indebtedness is permitted under Section 9.3(b), (c), (d), (e), (i) or (k), (ii) payments made with amounts permitted to be applied to Restricted Payments pursuant to Section 9.6(d) or (f) (subject to the applicable conditions set forth therein and giving pro forma effect to such payment in lieu of such Restricted Payments referenced therein and with any payment funded in reliance on this clause (ii) with reference to Section 9.6(d) reducing the amounts available for Restricted Payments under such Section 9.6(d) on a dollar-for-dollar basis) or (iii) payments made with amounts permitted to be applied to Restricted Payments pursuant to Section 9.6(e) (subject to the applicable conditions set forth therein and giving pro forma effect to such payment in lieu of such Restricted Payments referenced therein and with any payment funded in reliance on this clause (iii) reducing the Restricted Payment Cap Amount on a dollar-for-dollar basis).

SECTION 9.19                                 Amendments, Etc. of Related Documents.

Consent to or amend, modify, waive or change in any manner any term or condition of any Existing Senior Notes Document, New Senior Notes Document or any Material Debt Documents with respect to subordinated Material Debt or agree in any manner to any other amendment, modification or change of any term or condition thereof that would (in the reasonable determination of the Borrower) (i) impair the value of the interest or rights of any Credit Party thereunder or (ii) materially impair the rights or interests of the Administrative Agent or any Lender.

SECTION 9.20                                 Material Contracts.

Cancel or terminate, or, to the extent it has the power to do so (including through compliance with and performance of all terms and obligations of Material Contracts), permit the cancellation or termination of, Material Contracts involving aggregate consideration payable to the Borrower and its Subsidiaries in any Fiscal Year of more than 25% of the consolidated revenues of the Borrower and its Subsidiaries for the prior Fiscal Year.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1                                 Events of Default.

Each of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  Any Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within 5 (five) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.

(i)                               Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 8.1, 8.2(a) or 8.5(a) and such failure continues for five days; or

(ii)                            Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 8.3(a), 8.10, 8.11, 8.12(b) or Article IX; or

(c)                                  Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of any Responsible Officer of a Credit Party obtaining knowledge thereof or the Administrative Agent providing notice thereof to the Borrower; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable period of grace, if any in respect of any Indebtedness or guaranty (other than Indebtedness hereunder and Indebtedness under any Hedge Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after the expiration of the applicable cure period, the effect of which default or other event is (x) to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or such guaranty to become payable or cash collateral in respect thereof to be demanded, or (y) to require, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to require, an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) the Borrower or any Subsidiary shall breach or default in relation to any payment obligation beyond the applicable period of grace, if any, under a Hedge Agreement in relation to which the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, that this clause (e) shall not apply to (X) Indebtedness that becomes due as a result of customary non-default mandatory prepayments events, such as asset dispositions, casualty and condemnation events, or issuances of debt or equity, if such transaction is permitted hereunder and under the documents providing for such Indebtedness or (Y) Indebtedness that becomes due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the Borrower’s equity securities, in the case of each of clause (X) and clause (Y), as long as such Indebtedness is paid when due, redeemed for cash or converted into or exchanged for equity securities of the Borrower pursuant to the terms of such Indebtedness; or

(f)                                   Insolvency Proceedings, Etc.  Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Credit Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Credit Party or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and the same shall not be stayed, bonded or discharged within sixty (60) days; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to result in a liability of the Borrower in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Security Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Credit Party shall so state in writing; or

(k)                                 Change of Control.  There occurs any Change of Control.

SECTION 10.2                                 Remedies.

Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)                                 Acceleration; Termination of Credit Facilities.  Terminate the Revolving Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facilities and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(f) or (g), the Credit Facilities shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)                                 Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)                                  General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 10.3                                 Rights and Remedies Cumulative; Non-Waiver; etc.

The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 10.4                                 Crediting of Payments and Proceeds.

In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorneys’ fees, payable to the Administrative Agent in its capacity as such, each applicable Issuing Lender in its capacity as such and each applicable Swingline Lender in its capacity as such, ratably among the Administrative Agent, such Issuing Lenders and such Swingline Lenders in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorneys’ fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5                                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.6                                 Credit Bidding.

(a)                                 The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)                                 Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1                                 Appointment and Authority.

Each of the Lenders and the Issuing Lenders hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for Section 11.6 and 11.9, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and each of the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2                                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3                                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, validity or perfection of any Liens, (vi) the sufficiency or value of any Collateral or (vii) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4                                 Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5                                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the

Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent.

SECTION 11.6                                 Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the resigning Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such removal), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the resigning or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning (or resigned) or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the resigning or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such resigning or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigning or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation in the manner set forth in this clause (d) as an Issuing Lender and a Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Lender and Swingline Lender, (b) such resigning Issuing Lender and Swingline Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the resigning Issuing Lender to effectively assume the obligations of the resigning Issuing Lender with respect to such Letters of Credit.

SECTION 11.7                                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8                                 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 11.9                                 Collateral and Guaranty Matters.

Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent and the Administrative Agent hereby agrees with the Borrower to promptly upon the request of the Borrower:

(a)                                 release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a person that is not a Credit Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.2;

(b)                                 release any Guarantor from its obligations under any Loan Documents, including, without limitation, a release of all Liens granted under the Loan Documents on the assets of such Guarantor, if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) such Person is designated an Unrestricted Subsidiary pursuant to Section 8.14 or (iii) with respect to Guarantors other than those as of the Closing Date, if, after giving effect to such release, the Borrower is in compliance with Section 9.17; and

(c)                                  subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.1(i) or (v).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, promptly (x) deliver to the applicable Credit Party any Collateral in the Administrative Agent’s possession following the release of such Collateral and (y) execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

SECTION 11.10                          Secured Hedge Agreements and Secured Cash Management Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1                                 Notices.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:                                           Orbital ATK, Inc.
45101 Warp Drive
Dulles, Virginia  20166
Attention of:              Michael Williams, Vice President and Treasurer
Telephone No.:  703-406-5540
Telecopy No.:  703-406-3502
E-mail:  Michael.williams@orbitalatk.com
Website:  www.orbitalatk.com

With copies to:                                                               Orbital ATK, Inc.
45101 Warp Drive

Dulles, Virginia  20166

Attention of:  General Counsel

Telephone No.:  703-406-5022

Telecopy No.:  703-406-5572

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC  20004

Attention of:  Gordon Wilson

Telephone No.:  202-637-5711

Telecopy No.:  202-637-5910

E-mail: gordon.wilson@hoganlovells.com

If to Wells Fargo as

Administrative

Agent:                                                                                                            Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention of:  Syndication Agency Services
Telephone No.:  704-590-2703
Telecopy No.:  704-590-3481

With copies to:                                                               Wells Fargo Bank, National Association
301 South College St., 14th Floor
Charlotte, NC  28202
Attention of:  Scott Santa Cruz
Telephone No.:  704-383-1988
Telecopy No.:  704-715-1438
E-mail: scott.santacruz@wellsfargo.com

If to any Lender:                                                   To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II and/or Article III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the

Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)                                 Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(e)                                  Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2                                 Amendments, Waivers and Consents.

Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a)                                 [reserved];

(b)                                 increase the Revolving Commitment of any Revolving Lender (or reinstate any Revolving Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c)                                  waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable (excluding mandatory prepayments) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder as a result of a change in the effective pricing level in the definition of Applicable Margin;

(e)                                  except as otherwise permitted by this Section 12.2, change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)                                   except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)                                  consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(h)                                 release (i) all of the Guarantors or (ii) Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty (other than as authorized in Section 11.9), without the written consent of each Lender; or

(i)                                     release all or substantially all of the Collateral (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of any Issuing Lender under any Letter of Credit Application relating to any Letter of Credit issued or to be issued by such Issuing Lender; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lenders in addition to the Lenders required above, affect the rights or duties of the Swingline Lenders under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (v) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (vii) the Borrower, the Administrative Agent and the applicable Issuing Lenders may reallocate the Individual L/C Sub-Commitments among the applicable Issuing Lenders without any further action or consent of any other party to any Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender, (b) the principal amount of any Loans outstanding to such Defaulting Lender may not be waived, forgiven or reduced without such Lender’s consent (unless all Lenders affected thereby are treated similarly) and (c) the final maturity date(s) of such Defaulting Lender’s Loans or any other extensions of credit or obligations of the Borrower owing to such Defaulting Lender may not be extended without such Defaulting Lender’s consent.

Without limiting the foregoing rights of the Lenders set forth above in this Section 12.2, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Commitment or any increase in any Lender’s Revolving Commitment Percentage, in each case, without the written consent of such affected Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Without limiting the foregoing rights of the Lenders set forth above in this Section 12.2 or the provisions of Sections 5.13 or 5.16:

(i)                               this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Required Lenders (A) to increase the aggregate Revolving Commitments of the Lenders; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Commitment or any increase in any Lender’s Revolving Commitment Percentage, in each case, without the written consent of such affected Lender, (B) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (C) to include appropriately the lenders under such additional borrowing tranches in any determination of Required Lenders and/or the determination of the requisite Lenders under any other provision of this Agreement corresponding to the consent rights of the other Lenders thereunder;

(ii)                            any provision of this Agreement may be amended by an agreement in writing entered into by the Credit Parties, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Lenders and the Swingline Lenders) if (A) by the terms of such agreement the Revolving Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement (notwithstanding the provisions of Section 5.6 that require ratable payments to the Lenders); and

(iii)                         any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Credit Parties and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 12.2 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time.

SECTION 12.3                                 Expenses; Indemnity.

(a)                                 Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) without duplication of any expenses reimbursed pursuant to Section 3.3(c), all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender) in connection with the enforcement or protection of its rights upon the occurrence of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, the Credit Parties shall not be liable for the fees and expenses of more than one counsel to the Administrative Agent, the Lenders and the Issuing Lenders (along with one local counsel in each applicable jurisdiction and one regulatory counsel), unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than one additional counsel to the affected parties (along with one additional local counsel in each applicable jurisdiction and one additional regulatory counsel).

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any Subsidiary or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) result from any dispute solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Arranger or any similar role under this Agreement or any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates, (x) constitute amounts in respect of Excluded Taxes (other than any Excluded Taxes imposed on amounts payable in connection with this Section 12.3) or in respect of increased costs governed by Section 5.10, (y) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (z) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

It is understood that, with respect to any particular action, suit, proceeding or investigation subject to indemnification hereunder, the Credit Parties shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction and one regulatory counsel) for all Indemnitees that are the subject of such action, suit, proceeding or investigation unless there shall exist an actual conflict of interest, in which case the Credit Parties shall be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of one additional counsel to the affected parties (along with one additional local counsel in each applicable jurisdiction and one additional regulatory counsel).  The Credit Parties shall not be liable for any settlement of any claim against any Indemnitee made without the Borrower’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to any such settlement unless the Borrower shall object thereto by written notice to the applicable Indemnitee(s) within fifteen (15) Business Days after having received written notice thereof.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(e)                                  Payments.  All amounts due under this Section shall be payable within fifteen (15) days after receipt of a reasonably detailed invoice therefor.

SECTION 12.4                                 Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, each Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, such Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or such Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or such Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or such Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender, each Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, such Swingline Lender or their respective Affiliates may have.  Each Lender, each Issuing Lender and each Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5                                 Governing Law; Jurisdiction, Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York (including Section 5.1401 and Section 5.1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.

(b)                                 Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6                                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7                                 Reversal of Payments.

To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8                                 Injunctive Relief.

The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9                                 [Reserved].

SECTION 12.10                          Successors and Assigns; Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)                               Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, (I) in the case of any assignment in respect of the Revolving Facility, the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) or (II) in the case of any assignment in respect of the Term Loan Facility, the principal outstanding balance of the portion of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), shall, in such case, not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day.

(ii)                            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned.

(iii)                         Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default of the type described in Section10.1(a), (f) or (g) has occurred and is continuing at the time of such assignment, (y) an Event of Default of the type described in Section 10.1(c) with respect to the Borrower’s obligations under Section 9.15 has occurred and is continuing for longer than two consecutive Fiscal Quarters or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, together with all information reasonably requested by the Borrower to evaluate such assignment, including, without limitation, whether such assignee is a Public Lender;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility, if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (i) an unfunded Term Loan Commitment under the Term Loan Facility, if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (iii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consents of the Issuing Lenders and the Swingline Lenders (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility; and

(D)                               the consent of the applicable Issuing Lender shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) issued by such Issuing Lender.

(iv)                        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided that (i) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (ii) such fee shall be waived in connection with an assignment pursuant to Section 5.12), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or (C) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lenders, Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations of such Sections and Section 5.12, and it being understood that the documentation required under Section 5.11(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided such Participant agrees to be subject to Section 5.6 as though it were a Lender. Each Lender that sells participations to a Participant, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) with respect to such Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive (absent manifest error), and the Borrower and the Lenders shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loans are in registered form for U.S. federal income tax purposes.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.11                          Confidentiality.

Each of the Administrative Agent, each Lender and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall, to the extent permitted by Applicable Law (and other than in connection with bank examinations by any regulatory authority or self-regulatory authority), use commercially reasonable efforts to provide the Borrower with advance notice of such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower, (h) following the occurrence of the Closing Date and the Borrower’s filing with the SEC of a report on Form 8-K relating thereto, to Gold Sheets and other similar bank trade publications, such information to be limited solely to deal terms and other information customarily found in such publications or (i) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.

For purposes of this Section, “Information” means all information received from, or on behalf of, any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information (x) that is or becomes generally available to the public other than as a result of disclosure by the Administrative Agent, any Issuing Lender or any Lender not permitted by this Agreement, (y) was obtained or otherwise became available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by any Credit Party or any Subsidiary thereof, or (z) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Credit Parties or any Subsidiary thereof which source is not known by the Administrative Agent, such Issuing Lender or such Lender, as applicable, to be in breach of confidentiality obligation with respect to the disclosure of such Information.

SECTION 12.12                          Performance of Duties.

Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.13                          All Powers Coupled with Interest.

All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this

Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Commitments remain in effect or the Credit Facilities have not been terminated.

SECTION 12.14                          Survival.

(a)                                 All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto), shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)                                 Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.15                          Titles and Captions.

Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.16                          Severability of Provisions.

Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.17                          Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.18                          Term of Agreement.

This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been cash collateralized) and the Revolving Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.19                          USA PATRIOT Act.

The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower or such Guarantor in accordance with the PATRIOT Act.

SECTION 12.20                          Independent Effect of Covenants.

The Borrower expressly acknowledges and agrees that each covenant contained in Article VIII or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII or IX if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VIII or IX.

SECTION 12.21                          Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22                          Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS

OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ARTICLE XIII

GUARANTY

SECTION 13.1                                 The Guaranty.

In order to induce the Lenders to enter into this Agreement, any Hedge Bank to enter into any Secured Hedge Agreement and any Cash Management Bank to enter into any Secured Cash Management Agreement, and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, any Secured Hedge Agreement and any Secured Cash Management Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders, each such Hedge Bank and each such Cash Management Bank as follows:  each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Secured Obligations.  If any or all of the indebtedness becomes due and payable hereunder, under any Secured Hedge Agreement or under any Secured Cash Management Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders and each other Secured Party, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Secured Obligations.  The Guaranty set forth in this Article XIII is a guaranty of timely payment and not of collection.  The word “indebtedness” is used in this Article XIII in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Secured Obligations, arising in connection with this Agreement, the other Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code).

SECTION 13.2                                 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Secured Obligations of the Borrower to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any of the events described in Section 10.1(f) or (g) and unconditionally promises to pay such Secured Obligations to the Administrative Agent for the account of the Secured Parties, or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, a Lender or any other Secured Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

SECTION 13.3                                 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Secured Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Secured Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any other Secured Party on the Secured Obligations which the Administrative Agent, such Lenders or such other Secured Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

SECTION 13.4                                 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

SECTION 13.5                                 Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each other Secured Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Secured Obligations or any part thereof in accordance with this Agreement, and Secured Hedge Agreement and any Secured Cash Management Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Secured Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

SECTION 13.6                                 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any other Secured Party to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Secured Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 13.7                                 Waiver.

(a)                                 Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any other Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy available to the Administrative Agent’s, any Lender’s or any other Secured Party whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Secured Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Secured Obligations or any part thereof from any cause, or any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Secured Obligation, or the cessation from any cause of the liability of the Borrower other than payment in full of the Secured Obligations.  The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been paid in full and the Revolving Commitments have been terminated.  Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)                                 Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Secured Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)                                  Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders or any other Secured Party against the Borrower or any other guarantor of the Secured Obligations of the Borrower owing to the Lenders or such other Secured Party (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Secured Obligations shall have been paid in full and the Revolving Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any other Secured Party now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Secured Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the other Secured Parties to secure payment of the Secured Obligations of the Borrower until such time as the Secured Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full and the Revolving Commitments have been terminated.

SECTION 13.8                                 Limitation on Enforcement.

The Lenders and the other Secured Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or a Hedge Bank or Cash Management Bank that is a Secured Party (and, in the case of any such Hedge Bank or Cash Management Bank, only with respect to obligations under the applicable Secured Hedge Agreement or Secured Cash Management Agreement) and that no Lender, Hedge Bank or Cash Management Bank shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Hedge Bank under any Secured Hedge Agreement and any Cash Management Bank under any Secured Cash Management Agreement.

SECTION 13.9                                 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Secured Obligations which are the subject of this Guaranty and termination of the Revolving Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Revolving Commitments relating thereto terminated, subject to the provisions of Section 13.2.

SECTION 13.10                          Keepwell.

Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.10, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount).  Subject to Section 12.18, the obligations of each Qualified ECP Guarantor under this Section 13.10 shall remain in full force and effect until the Payment in Full of the Obligations.  Each Qualified ECP Guarantor intends that this Section 13.10 constitute, and this Section 13.10 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORBITAL ATK, INC., as Borrower

By:	/s/ Michael R. Williams
Name: Michael R. Williams
Title: Vice President and Treasurer

ORBITAL SCIENCES CORPORATION, as a Guarantor

By:	/s/ Michael R. Williams
Name: Michael R. Williams
Title: Vice President and Treasurer

ALLIANT TECHSYTEMS OPERATIONS LLC, as a Guarantor

By:	/s/ Michael R. Williams
Name: Michael R. Williams
Title: Vice President and Treasurer

ATK SPACE SYSTEMS INC., as a Guarantor

By:	/s/ Michael R. Williams
Name: Michael R. Williams
Title: Vice President and Treasurer

ATK LAUNCH SYSTEMS INC., as a Guarantor

By:	/s/ Michael R. Williams
Name: Michael R. Williams
Title: Vice President and Treasurer

[Signature Page to Orbital ATK Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, Swingline Lender and Lender

By:	/s/ Scott Santa Cruz
Name: Scott Santa Cruz
Title: Managing Director

[Signature Page to Orbital ATK Credit Agreement]

CITIBANK, N.A., as Issuing Lender and Lender

By:	/s/ Paul Wood
Name: Paul Wood
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Lender and Lender

By:	/s/ Mukesh Singh
Name: Mukesh Singh
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Issuing Lender and Lender

By:	/s/ Anthony Galea
Name: Anthony Galea
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

U.S. BANK, NATIONAL ASSOCIATION, as Issuing Lender, Swingline Lender and Lender

By:	/s/ Jonathan F. Lindvall
Name: Jonathan F. Lindvall
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Issuing Lender and Lender

By:	/s/ Thomas J. Sterr
Name: Thomas J. Sterr
Title: Authorized Signatory

[Signature Page to Orbital ATK Credit Agreement]

SunTrust Bank, as Lender

By:	/s/ David Simpson
Name: David Simpson
Title: Director

[Signature Page to Orbital ATK Credit Agreement]

Bank Hapoalim B.M., as Lender

By:	/s/ Helen H. Gateson
Name: Helen H. Gateson
Title: Vice President

By:	/s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

[Signature Page to Orbital ATK Credit Agreement]

State Bank of India, New York as Lender

By:	/s/ Ashok Kumar Chawla
Name: Ashok Kumar Chawla
Title: VP (Syndications)

[Signature Page to Orbital ATK Credit Agreement]

Branch Banking and Trust Company, as Lender

By:	/s/ Matthew J. Davis
Name: Matthew J. Davis
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ John T. Smathers
Name: John T. Smathers
Title: First Vice President

[Signature Page to Orbital ATK Credit Agreement]

EASTERN BANK, as Lender

By:	/s/ Daniel C. Field
Name: Daniel C. Field
Title: Senior Vice President

[Signature Page to Orbital ATK Credit Agreement]

Fifth Third Bank, as Lender

By:	/s/ Susan A. Waters
Name: Susan A. Waters
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

First Niagara Bank, N.A., as Lender

By:	/s/ Ken Jamison
Name: Ken Jamison
Title: Managing Director – Capital Markets

[Signature Page to Orbital ATK Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President

[Signature Page to Orbital ATK Credit Agreement]

The Northern Trust Company, as Lender

By:	/s/ Joshua Metcalf
Name: Joshua Metcalf
Title: 2VP

[Signature Page to Orbital ATK Credit Agreement]

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jim Riley
Name: Jim Riley
Title: Senior Vice President

[Signature Page to Orbital ATK Credit Agreement]

PNC Bank, N.A. as Lender

By:	/s/ D. Jermaine Johnson
Name: D. Jermaine Johnson
Title: Senior Vice President

[Signature Page to Orbital ATK Credit Agreement]

Regions Bank, as Lender

By:	/s/ Bruce Rudolph
Name: Bruce Rudolph
Title: Vice President

[Signature Page to Orbital ATK Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

[Signature Page to Orbital ATK Credit Agreement]

SYNOVUS BANK, as Lender

By:	/s/ Matthew McKee
Name: Matthew McKee
Title: Corporate Banker

[Signature Page to Orbital ATK Credit Agreement]

EXHIBIT A-1

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,
the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF REVOLVING NOTE

REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, ORBITAL ATK, INC., a Delaware corporation (the “Borrower”), promises to pay to                 (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                 DOLLARS ($          ) or, if less, the unpaid principal amount of all Revolving Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  All payments of principal and interest on this Revolving Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Revolving Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Note under seal as of the day and year first above written.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT A-2

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, ORBITAL ATK, INC., a Delaware corporation (the “Borrower”), promises to pay to [              ] (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                 DOLLARS ($          ) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  Swingline Loans refunded as Revolving Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Loans pursuant to the Revolving Notes, and shall not be payable under this Swingline Note as Swingline Loans.  All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT A-3

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF TERM NOTE

TERM NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, ORBITAL ATK, INC., a Delaware corporation (the “Borrower”), promises to pay to                          (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                          DOLLARS ($            ) or, if less, the unpaid principal amount of all Term Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  All payments of principal and interest on this Term Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Term Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Note under seal as of the day and year first above written.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT B

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

[[                         ], as Swingline Lender](1)

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to [Section 2.3] [Section 4.2] of the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Orbital ATK., Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.                                      The Borrower hereby requests that the Lenders make a [Revolving Loan] [Swingline Loan] [Term Loan] to the Borrower in the aggregate principal amount of $                     .  (Complete with an amount in accordance with Section 2.3(a) or 4.1 of the Credit Agreement.)

2.                                      The Borrower hereby requests that such Loan be made on the following Business Day:                                      .  (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Loans or Swingline Loans or Section 4.2 for Term Loans).

3.                                      The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate(2)	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)

(1)  In the case of Swingline Loans, notice to be made to applicable Swingline Lender.

(2)  Complete with (i) the Base Rate or the LIBOR Rate (as applicable) for Revolving Loans or Term Loans or (ii) the Base Rate for Swingline Loans.

4.                                      The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.                                      All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan (it being understood that the Borrower is making no certification or representation as to any condition in Section 6.1 or Section 6.2 of the Credit Agreement, the satisfaction of which is subject to the Administrative Agent’s discretion).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT C

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Orbital ATK, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.                                      The Administrative Agent is hereby authorized to disburse all Revolving Loan and Swingline Loan proceeds into the following account(s):

Bank Name:

ABA Routing Number:

Account Number:

Account Name:

2.                                      This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT D

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This [irrevocable](3) Notice of Prepayment is delivered to you pursuant to [Section 2.4(c)] [Section 4.4(a)] of the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Orbital ATK, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.                                      The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                . (Complete with an amount in accordance with Section 2.4(c) or 4.4 of the Credit Agreement.)

2.                                      The Loan to be prepaid is [check each applicable box]

☐                                    a Swingline Loan

☐                                    a Revolving Loan

☐                                    a Term Loan

3.                                      The Borrower shall repay the above-referenced Loans on the following Business Day:                              . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to the date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

4.                                      [The foregoing repayment is contingent upon the consummation of a refinancing of all of the [Revolving Facility] [Term Loan Facility] with the proceeds of such refinancing or of an incurrence of Indebtedness, and may be revoked by the Borrower in the event such refinancing or incurrence is not consummated.]

[Signature Page Follows]

(3)  Any Notice of a Prepayment delivered in connection with any refinancing or other capital raising transaction, the proceeds of which are intended to be applied to repayment of all of the Credit Facilities may be, if expressly so stated to be in paragraph 4., contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Orbital ATK, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.                                      The Loan to which this Notice relates is a [Revolving Loan] [Term Loan].

2.                                      This Notice is submitted for the purpose of:  (Check one and complete applicable information in accordance with the Credit Agreement.)

☐                                    Converting all or a portion of a Base Rate Loan (other than a Swingline Loan) into a LIBOR Rate Loan

Outstanding principal balance:	$

Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐                                    Converting a portion of LIBOR Rate Loan into a Base Rate Loan (other than a Swingline Loan)

Outstanding principal balance:	$

Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐                                    Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:	$

Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

3.                                      The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT F

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, [Chief Financial Officer][Treasurer][Assistant Treasurer] of Orbital ATK, Inc., a corporation organized under the laws of Delaware (the “Borrower”), on behalf of the Borrower in his capacity as an officer of the Borrower and not individually, hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.                                      This certificate is delivered to you pursuant to Section 8.2(a) of the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors party thereto, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.                                      [I have reviewed the unaudited financial statements of the Borrower and its Subsidiaries dated as of                 and for the                 period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated subject only to normal year-end audit adjustments and the absence of footnotes].(4)

3.                                      I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by [the unaudited financial statements referred to in Paragraph 2 above](5) [the audited financial statements of the Borrower and its Subsidiaries dated as of                 and for the                 period[s] then ended](6).  Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.                                      The Applicable Margins and calculations determining such figures are set forth on the attached Schedule 1, and the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 9.15 of the Credit Agreement as shown on such Schedule 1.

[Signature Page Follows]

(4)  Include bracketed language in connection with delivery of quarterly financial statements.

(5)  Include bracketed language in connection with delivery of quarterly financial statements.

(6)  Include bracketed language in connection with delivery of annual financial statements.

WITNESS the following signature as of the day and year first written above.

ORBITAL ATK, INC.

By:
Name:
Title:

EXHIBIT G

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [the] [each](7) Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors](8) hereunder are several and not joint.](9)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	Orbital ATK, Inc., a Delaware corporation

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

(7)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(8)  Select as appropriate.

(9)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

5.	Credit Agreement:

The Credit Agreement dated as of September 29, 2015 among Orbital ATK, Inc., a Delaware corporation, as Borrower, the Guarantors party thereto, the lenders party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	](10)

[Remainder of Page Intentionally Left Blank]

(10)  To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                           , 2     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE(S)

See Schedules attached hereto

[Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and Swingline Lender

By:
Name:
Title:](11)

[Consented to:

ORBITAL ATK, INC.

By:
Name:
Title:](12)

(11)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.  May also use a Master Consent.

(12)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Consented to:

[ISSUING LENDERS]

By:
Name:
Title:](13)

[Consented to:

[SWINGLINE LENDERS]

By:
Name:
Title:](14)

[Consented to:

[ISSUING LENDER]

By:
Name:
Title:](15)

(13)  To be added only if the consent of all Issuing Lenders is required by the terms of the Credit Agreement.

(14)  To be added only if the consent of all Swingline Lenders is required by the terms of the Credit Agreement.

(15)  To be added only if the consent of a particular Issuing Lender is required by the terms of the Credit Agreement.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Aggregate Amount of Commitment/ Loans for all Lenders(16)	Amount of Commitment/ Loans Assigned(17)	Percentage Assigned of Commitment/ Loans(18)		CUSIP Number
$	$		%
$	$		%
$	$		%

[NAME OF ASSIGNEE](19)
[and is an Affiliate/Approved Fund of [identify Lender](20)]

By:
Name:
Title:

(16)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(17)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(18)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(19)  Add additional signature blocks, as needed.

(20)  Select as applicable.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.10(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1] [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,

the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                 ,     , is by and among                                          , a                                             (the “Subsidiary Guarantor”), Orbital ATK, Inc., a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement, dated as of September 29, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Credit Parties are required by Section 8.12(b) of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

1.                                      The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including, without limitation, (a) all of the representations and warranties set forth in Article VII of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles VIII and IX of the Credit Agreement.  Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article XIII of the Credit Agreement.

2.                                      The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security and Pledge Agreement (the “Security Agreement”), and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting the generality of the foregoing terms of this Paragraph 2, the Subsidiary Guarantor hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Subsidiary Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary Guarantor (other than any Excluded Collateral).

3.                                      The Subsidiary Guarantor hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Security Document and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement and the Security Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Security Documents) to reflect the information shown on the attached Schedule A and Schedule B.

4.                                      The information on Schedule A and Schedule B to this Joinder Agreement is true and correct as of the date hereof.

5.                                      The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

6.                                      Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

7.                                      This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

8.                                      This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would call for the application of the laws of any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	ORBITAL ATK, INC.,
a Delaware corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

Joinder Agreement

Schedules to Security Agreement

SCHEDULE B

to

Joinder Agreement

Schedules to Credit Agreement

EXHIBIT I

to

Credit Agreement

dated as of September 29, 2015

by and among

Orbital ATK, Inc.,

as Borrower,

the Guarantors party thereto,
the Lenders party thereto,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF TAX COMPLIANCE CERTIFICATE

EXHIBIT I-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of September 29, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Orbital ATK, Inc. (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and Wells Fargo Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                , 20[  ]

EXHIBIT I-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of September 29, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Orbital ATK, Inc. (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and Wells Fargo Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of 5.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                  , 20[  ]

EXHIBIT I-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of September 29, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Orbital ATK, Inc. (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and Wells Fargo Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                              , 20[  ]

EXHIBIT I-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of September 29, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Orbital ATK, Inc. (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and Wells Fargo Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.11(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                              , 20[  ]